TERM LOAN AGREEMENT
Dated as of November 2, 2007

among

THERMACLIME, INC.,
CHEROKEE NITROGEN HOLDINGS, INC.,
NORTHWEST FINANCIAL CORPORATION,
CHEMEX I CORP.,
CHEMEX II CORP.,
CHEROKEE NITROGEN COMPANY,
CLIMACOOL CORP.,
CLIMATECRAFT, INC.,
CLIMATE MASTER, INC.,
DSN CORPORATION,
EL DORADO CHEMICAL COMPANY,
INTERNATIONAL ENVIRONMENTAL CORPORATION,
KOAX CORP.,
LSB CHEMICAL CORP.,
THE CLIMATE CONTROL GROUP, INC.,
TRISON CONSTRUCTION, INC.,
THERMACLIME TECHNOLOGIES, INC., and
XPEDIAIR, INC.,
as the Borrowers,

LSB INDUSTRIES, INC.,
as Parent,

THE PERSONS LISTED ON SCHEDULE 1.01(d) HERETO,
as Lenders,

BANC OF AMERICA LEASING & CAPITAL, LLC,
not in its individual capacity but solely as Administrative Agent and as Collateral Agent,

and

BANK OF UTAH,
not in its individual capacity but solely as Payment Agent

BANC OF AMERICA LEASING & CAPITAL, LLC,

as Arranger

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (“Agreement”) is entered into as of November 2, 2007, among THERMACLIME, INC., an Oklahoma corporation (“ThermaClime”), CHEROKEE NITROGEN HOLDINGS, INC., an Oklahoma corporation (“Cherokee”), NORTHWEST FINANCIAL CORPORATION, an Oklahoma corporation (“NFC”), CHEMEX I CORP., an Oklahoma corporation, CHEMEX II CORP, an Oklahoma corporation, CHEROKEE NITROGEN COMPANY, an Oklahoma corporation (“CNC”), CLIMACOOL CORP., an Oklahoma corporation, CLIMATECRAFT, INC., an Oklahoma corporation, CLIMATE MASTER, INC., a Delaware corporation, DSN CORPORATION, an Oklahoma corporation (“DSN”), EL DORADO CHEMICAL COMPANY, an Oklahoma corporation (“EDCC”), INTERNATIONAL ENVIRONMENTAL CORPORATION, an Oklahoma corporation, KOAX CORP., an Oklahoma corporation, LSB CHEMICAL CORP., an Oklahoma corporation, THE CLIMATE CONTROL GROUP, an Oklahoma corporation, TRISON CONSTRUCTION, INC., an Oklahoma corporation (“Trison”), THERMACLIME TECHNOLOGIES, INC., an Oklahoma corporation, and XPEDIAIR, INC., an Oklahoma corporation, as borrowers (each a “Borrower” and collectively the “Borrowers”), LSB Industries, Inc., a Delaware corporation (“Parent”), as a guarantor, each Lender from time to time party hereto, BANC OF AMERICA LEASING & CAPITAL, LLC, not in its individual capacity but solely as Administrative Agent and as Collateral Agent, and BANK OF UTAH, not in its individual capacity but solely as Payment Agent.

PRELIMINARY STATEMENTS:

The Borrowers have requested that the Lenders provide a term loan facility, and Parent, in light of the direct and indirect benefits to Parent of the availability of such term loan facility to the Borrowers, has agreed to guarantee the obligations of the Borrowers.

The Lenders have indicated their willingness to make a single advance term loan facility available to the Borrowers, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 11.21.

“Administrative Agent” means BALCAP in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Leases” means any operating lease that is entered into between any Borrower or any of its Subsidiaries, as lessee, and any “related party” (as defined in paragraph 5 of Financial Accounting Standards Board Statement No. 13, Accounting for leases (“FAS13”)) or Affiliate of such lessee, as lessor, that is required to be treated as capital lease obligations under GAAP, pursuant to FAS13, as amended from time to time.

“Agent” means any of the Administrative Agent, the Collateral Agent or the Payment Agent individually and “Agents” means the Administrative Agent, the Collateral Agent and the Payment Agent collectively.

“Agreement” means this Term Loan Agreement.

“Alternative Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Term Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means three percent (3%) per annum.

“Appraisal” means an appraisal performed by the Appraiser and delivered to the Payment Agent on the Closing Date which establishes the aggregate Appraised Value of the Facility Assets.

“Appraised Value” means the orderly liquidation value in-place of the Facility Assets.

“Appraiser” means Valuation Research Corporation.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BALCAP, in its capacity as arranger.

“Assigned Agreements” means (a) in connection with the Cherokee Facility, the NAESB Base Contract dated as of April 1, 2003 between Interconn Resources, Inc. and CNC, as modified by the Special Provisions to NAESB Base Contract dated as of April 1, 2003, and (b) in connection with the El Dorado Facility, (i) the On-Site Product Supply Agreement dated as of May 31, 1994 between EDCC and Air Liquide America Corporation, as amended, (ii) the Anhydrous Ammonia Sales Agreement entered into on March 9, 2005 and made effective January 3, 2005 among Koch Nitrogen International SARL, Koch Nitrogen Company and EDCC, and (iii) the Contract for Rail Car Switching Services entered into on October 1, 1994 between EDCC and ISC, Inc. (Watco).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of the Payment Agent if such consent is required by Section 11.06(b)), and accepted by the Payment Agent, in substantially the form of Exhibit D or any other form approved by the Payment Agent.

“Assignment and Consent” means an assignment and consent agreement entered into by each Loan Party which is a party to the Assigned Agreement to which such Assignment and Consent relates and each other Person party to such Assigned Agreement and which is substantially in the form and which provides for the rights and obligations set forth in the form of Assignment and Consent attached hereto as Exhibit G.

“Attributable Indebtedness” means, on any date, (a) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease (but excluding Affiliate Leases) and (b) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheets of (i) Parent and its Subsidiaries and (ii) ThermaClime and its Subsidiaries, in each case for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries and ThermaClime and its Subsidiaries, as applicable, including the notes thereto.

“BALCAP” means Banc of America Leasing & Capital, LLC and its successors.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Fee Letter” means the letter agreement dated June 9, 2007 between ThermaClime and Bank of America.

“Bank of Utah” means Bank of Utah and its successors.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing Date” means the date specified in the borrowing notice delivered by the Borrowers to the Payment Agent pursuant to Section 2.01(b).

“Borrowing Notice” has the meaning specified in Section 2.01(b).

“Business Day” means (i) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Georgia, Oklahoma or the state where the Payment Agent’s Office is located, and (ii) at any time interest on the Term Loans is calculated using the LIBO Rate, any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Lease Obligations” means any Indebtedness represented by obligation under a Capitalized Lease, but excluding all Indebtedness under Affiliate Leases.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of a greater number of shares of Parent’s stock entitled to vote for members of the board of directors or equivalent governing body of Parent than the number of shares of such stock held by the Permitted Holders; or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) Parent ceases to directly or indirectly own and control 100% of the outstanding capital stock of ThermaClime or Cherokee; or

(d) ThermaClime ceases to directly or indirectly own and control 100% of the outstanding capital stock of each Borrower (other than ThermaClime or Cherokee); or

(e) any Borrower ceases to directly own and control 100% of the outstanding capital stock of each of its Subsidiaries extant as of the Closing Date.

“Cherokee” has the meaning set forth in the introductory paragraph hereto.

“Cherokee Facility Collateral” means “Cherokee Collateral” as such term is defined in the Cherokee Mortgage and the Security Agreement.

“Cherokee Mortgage” means the Mortgage, Assignment of Rents and Security Agreement and Fixture Filing Statement (Alabama), in the form of Exhibit F-1 dated as of the date hereof, between Cherokee Nitrogen Holdings, Inc., as mortgagor, and BALCAP, as mortgagee.

“Cherokee Site” means the real property described on Schedule 1.01(a).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“CNC” has the meaning set forth in the introductory paragraph hereto.

“Code” means the Internal Revenue Code of 1986.

“Collateral Agent” means BALCAP in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Agent’s Office” means the Collateral Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Collateral Agent may from time to time notify to the Borrowers, the other Agents and the Lenders.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties, including without limitation, the Cherokee Facility Collateral and the El Dorado Facility Collateral.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Trademark Security Agreement, each of the mortgages, collateral assignments, security agreements, pledge agreements, intercompany lease assignments and lease subordinations, and other similar agreements delivered to the Payment Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create or perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of ThermaClime and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes, (iii) depreciation and amortization expense and (iv) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period (in each case of or by ThermaClime and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by ThermaClime and its Subsidiaries for such Measurement Period).

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of: (a)(i) Consolidated EBITDA during the Measurement Period, less (ii) the aggregate amount of all Capital Expenditures made during the Measurement Period by ThermaClime and its Subsidiaries on a consolidated basis, but excluding any such payments to the extent financed through the incurrence of additional Indebtedness, less (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case of or by ThermaClime and its Subsidiaries for the most recently completed Measurement Period; to (b) the sum of (i) Consolidated Interest Charges, plus (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money (excluding (x) prepayments of principal under the Revolving Credit Agreement which are not accompanied by or give rise to a reduction in the aggregate outstanding commitments under the Revolving Credit Agreement and not including in this exclusion the final scheduled payment of amounts due under the

Revolving Credit Agreement at maturity, and (y) payment at maturity of the Indebtedness of ThermaClime to Parent under the $6,950,000 10  3/4% bonds maturing in November, 2007, provided that Parent is the sole holder of such Indebtedness and such Indebtedness is at all times subject to the terms of the Intercompany Loan Subordination Agreement) for ThermaClime and its Subsidiaries on a consolidated basis during such Measurement Period, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, plus (iii) all amounts paid or payable by ThermaClime and its Subsidiaries on Capitalized Lease Obligations having a scheduled due date during such Measurement Period, plus (iv) dividends paid by ThermaClime to Parent during such Measurement Period as permitted hereunder.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest and interest paid on intercompany loans (but excluding interest paid on intercompany notes solely as between Borrowers) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of Capitalized Lease Obligations constituting rent expense that is treated as interest in accordance with GAAP, in each case, of or by ThermaClime and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA of ThermaClime and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of ThermaClime and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that ThermaClime’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Period of any Person if such Person is not a Subsidiary, except that ThermaClime’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to ThermaClime or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to ThermaClime as described in clause (b) of this proviso).

“Consolidated Total Indebtedness” means, as of any date of determination, for ThermaClime and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness other than Indebtedness under Affiliate Leases, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, other than (i) indemnifications for which no reimbursement claim has been made arising under performance and payment bonds entered into in the ordinary course of Borrowers’ construction business to support Borrowers’ performance of their obligations under construction and construction supply contracts or the payment by Borrowers of amounts due their subcontractors and suppliers under such contracts and (ii) undrawn letters of credit, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than any Borrower or any Subsidiary, and excluding that certain pledge by CEPOLK Holding Inc. to The Prudential Insurance Company of America of its 50% limited partnership interest in CEPOLK Limited Partnership to secure repayment of a loan from The Prudential Insurance Company of America to CEPOLK Limited Partnership; provided that other than the pledge of its limited partnership interest, CEPOLK Holdings Inc. does not have any recourse liability for the Indebtedness payable to The Prudential Insurance Company of America; and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Term Loan, an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Term Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Payment Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, exclusive license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“DSN” has the meaning set forth in the introductory paragraph hereto.

“Early Prepayment Period” means the period commencing on and excluding the first anniversary of the Closing Date and ending on and including the third anniversary of the Closing Date.

“EDCC” has the meaning set forth in the introductory paragraph hereto.

“EDN” means El Dorado Nitrogen Company.

“El Dorado Facility Collateral” means “El Dorado Collateral” as such term is defined in the El Dorado Mortgage and the Security Agreement.

“El Dorado Mortgage” means the Mortgage, Assignment of Rents and Security Agreement and Fixture Filing Statement (Arkansas), in the form of Exhibit F-2 dated as of the date hereof, between Northwest Financial Corporation, as mortgagor, and BALCAP, as mortgagee.

“El Dorado Site” means the real property described on Schedule 1.01(b).

“Eligible Assignee” means a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or (b) any other financial institution approved by Payment Agent whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law.

“Environmental Laws” means any and all present and future Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, directives, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, industrial hygiene, environmental conditions, the protection of human health or the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions, soil and ground water contamination, discharges to waste or public systems, or the assessment, monitoring or remediation of the same, as may be amended from time to time.

“Environmental Liability” means any claim, demand, order, suit, obligation, cost, liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring, fines, penalties or indemnity obligations), loss or expense (including attorneys’ and consultants’ fees and expenses), whenever the same shall have occurred, whether before or after the date of the Loan, of any Borrower, any other Loan Party (other than Parent) or any of their respective Subsidiaries (other than the Excluded Subsidiaries) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, processing, labeling, recycling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, (e) alleged personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance, response costs or for the carrying on of an abnormally dangerous activity, or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Losses” means, to the extent arising out of or as a result of any actual, proposed or threatened presence or release of Hazardous Materials or any Environmental Liability or any failure of any Borrower or other Loan Party or Subsidiary’s failure to comply with any Environmental Law or Environmental Permit, whether occurring before or after transfer of any Mortgaged Property by foreclosure or transfer in aid or in lieu of foreclosure, any and all losses, liabilities, damages, demands, claims, actions, judgments, causes of action, assessments, penalties, costs and expenses, including, without limitation, remedial, removal, response, abatement, cleanup, legal, investigative and monitoring costs and other related costs (and including, without limitation, reasonable attorneys’ fees and costs, reasonable consultants’ fees and costs, and reasonable accountants’ fees and costs), and all foreseeable and unforeseeable consequential damages, diminution in value of any Mortgaged Property, damages for the loss or restriction of use of any Mortgaged Property, damages arising from any adverse impact on marketing any Mortgaged Property and sums paid in settlement of claims.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“EPA” has the meaning set forth in Section 5.09(c).

“Equipment” has the meaning set forth in the Security Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent or any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Subsidiaries” means EDN, all Subsidiaries of EDN, and CEPOLK Holdings, Inc.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Loan Agreement” means that certain Loan Agreement dated as of September 15, 2004 among the Borrowers, ORIX Capital Markets, LLC, as agent, and a syndicate of lenders.

“Existing Permitted Leases and Use Rights” means the leases and use rights agreements to portions of the Sites as such leases and use rights exist on the Closing Date and are described at items 2, 3, 4, 5 and 6 of Part I of Schedule 7.05 and at item 4 of Part II of Schedule 7.05 and without regard to modifications or amendments thereto entered into following the Closing Date other than as permitted pursuant to Section 7.15.

“Facility Assets” means the land, land improvements, buildings, fixtures, chemical processing equipment, pumps, piping and wiring, transformers, substations, storage tanks, pollution control, office furniture, office equipment, computers and software, laboratory equipment, vehicles and lift trucks (other than railcar rolling stock or titled vehicles), as more particularly described on (i) Part A of Schedule 1.01(c), with respect to the Cherokee Site and the Facility Assets therein, and (ii) Part B of Schedule 1.01(c), with respect to the El Dorado Site and the Facility Assets therein.

“Facility Business” means the business conducted by the Borrowers at Cherokee Site and the El Dorado Site.

“Family Entities” means, with respect to any individual, any trust, corporation, limited liability company, or partnership for which (1) all the beneficiaries, shareholders, members, or partners, as the case may be, are Family Members of such individual, and (2) such individual or a Family Member of such individual is the controlling trustee, shareholder, member, or partner of such entity.

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage or adoption to such individual.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of Utah on such day on such transactions as determined by the Payment Agent.

“Fee Letters” means Bank of America Fee Letter and the Payment Agent Fee Letter collectively and “Fee Letter” means either of them.

“Financial/Negative Covenants” means the covenants set forth in Article 7 of the Revolving Credit Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person which is granted or pledged by such Person to secure any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Parent and each Subsidiary of ThermaClime that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12; provided that in no event shall Excluded Subsidiaries be Guarantors.

“Guaranty” means, collectively, the Guaranty made by Parent under Article X in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of Borrowers’ business and repayable in accordance with customary trade practices);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capitalized Lease Obligations of such Person, all Attributable Indebtedness in respect of Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indefeasible Payment and Performance of All Obligations” means the indefeasible payment in full, in cash, and performance in full of all of the Obligations.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Information Memorandum” means the information memorandum dated July 23, 2007 used by the Arranger in connection with the syndication of the Term Commitments.

“Intercompany Lease” means an intercompany lease of the Collateral solely among two or more Borrowers as set forth in Schedule 7.05 and which is subject to an Intercompany Lease Subordination Agreement.

“Intercompany Lease Subordination Agreement” means a subordination agreement in the form attached hereto as Exhibit H-1 executed and delivered by the parties to the Intercompany Leases.

“Intercompany Loan Subordination Agreement” means a subordination agreement in the form attached hereto as Exhibit H-2, executed and delivered by Parent and the Borrowers, pursuant to which such parties agree to subordinate certain of their rights to payments of intercompany indebtedness to the rights of the Agents and the Lenders in the Obligations.

“Interest Payment Date” means the last day of each Interest Period applicable to such Term Loan and the Maturity Date.

“Interest Period” means (a) initially, the period commencing on and including the Closing Date and ending on but excluding the date 90 days thereafter, and (b) thereafter, each period commencing on and including the last day of the immediately preceding Interest Period and ending on but excluding the date 90 days thereafter; provided that (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (iii) if any Interest Period for any Term Loan would otherwise (but for this clause (iii)) extend beyond the Maturity Date, then such Interest Period shall end on the Maturity Date.

“Inter-Lender Agreement” has the meaning specified in Section 4.01(a)(xix).

“Inventory” has the meaning specified in the Security Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (excluding (i) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business and (ii) bona fide accounts receivable arising from the sale of goods or the rendition of services in the ordinary course of business consistent with past practice), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“KT Agreement” means that certain Agreement dated as of October 27, 1994, by and between Kaltenbach-Thuring S.A. and El Dorado Chemical Company.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means the Persons set forth on Schedule 1.01(d) hereto, together with any successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth on Schedule 1.01(d) or any Assignment and Assumption Agreement as such Lender’s office or offices for payments and notices hereunder, or such other office or offices as a Lender may from time to time notify ThermaClime and the Payment Agent.

“LIBO Rate” means, with respect to any Interest Period at any time, the applicable London interbank offered rate for deposits in U.S. dollars appearing on Bloomberg LIBO Page 3, British Bankers Association as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity approximately equal to such Interest Period; or if no London interbank offered rate of such maturity then appears on Bloomberg LIBO Page 3, then the rate equal to the London interbank offered rate for deposits in U.S. dollars maturing immediately before or immediately after such maturity, whichever is higher, as determined by the Payment Agent from Bloomberg LIBO Page 3; or if Bloomberg LIBO Page 3 is not available, the applicable LIBO Rate for the relevant Interest Period shall be the rate determined by the Payment Agent to be the arithmetic average of the rates at which Bank of Utah offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of the Outstanding Amount on such date and having a maturity approximately equal to such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Term Notes, (c) the Guaranty (including any Subsidiary guaranties or supplements thereto delivered pursuant to Section 6.12), (d) the Collateral Documents, (e) the Fee Letters, (f) the Intercompany Loan Subordination Agreement, (g) the Management Agreement Subordination, (h) the Intercompany Lease Subordination Agreements, and (i) the Inter-Lender Agreement.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Management Agreement” means the Management Agreement dated November 21, 1997 between Parent and ThermaClime, as amended by the First Amendment to Management Agreement dated as of November 2, 2007.

“Management Agreement Subordination” means subordination agreement in the form of Exhibit I executed by the parties to the Management Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities, condition (financial or otherwise) or prospects of (i) the Borrowers and their Subsidiaries taken as a whole or (ii) solely in the case of Section 5.06(b), Parent and the Borrowers taken as a whole; (b) a material impairment of (i) the rights and remedies of any Agent or any Lender under any Loan Document or the perfection or priority of the Collateral Agent’s Liens with respect to the Collateral, or (ii) the ability of the Borrowers, taken as a whole, or Parent, individually, or ThermaClime, individually or on behalf of the other Borrowers, to perform their obligations under any Loan Document; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document; or (d) a material adverse change in or material adverse effect upon the value, useful life or utility of the Collateral.

“Material Contracts” means, with respect to any Borrower, each Assigned Agreement and each other agreement, lease, license or contract relating to the operations, business assets, properties, affairs or prospects of the Facility Business or the Collateral which provides for or involves (a) obligations (contingent or otherwise) or payments (i) relating to the purchase, supply, transmission or transportation of ammonia for the El Dorado Site or natural gas for the Cherokee Site or (ii) a purchase, sale, lease, license, maintenance, transportation or transmission agreement providing for payments during the initial term thereof or during the period of any renewals provided for therein in excess of $20,000,000, (b) the license or grant of any material patent, copyright, trade secret or other proprietary right, other than standard commercial software licenses, (c) the ownership, lease or use of any of the Facility Assets or any assets (other than the Excluded Assets which are not of a type subject to that certain Contract for Rail Car Switching Services entered into on October 1, 1994 between EDCC and ISC, Inc. or any agreement entered into in replacement thereof) used in the business conducted on either of the Sites and which are owned by any Person other than the Borrowers and located on either of the Sites, other than assets having an original cost or replacement value of less than $500,000, or (d) the grant or acquisition of any Permit which if existed on the Closing Date would be listed in Schedule 5.23.

“Maturity Date” means November 3, 2012; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of ThermaClime.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 4.01(a)(iv).

“Mortgage Policy” has the meaning specified in Section 4.01(a)(iv)(B).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NFC” has the meaning set forth in the introductory paragraph hereto.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Parties arising under any Loan Document or with respect to the Term Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of all the Term Loans after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 11.06(d).

“Payment Agent” means Bank of Utah in its capacity as payment agent under any of the Loan Documents, or any successor payment agent.

“Payment Agent Fee Letter” means the letter agreement dated as October 31, 2007 between ThermaClime and Bank of Utah.

“Payment Agent’s Office” means the Payment Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the PaymentAgent may from time to time notify to the Borrowers, the other Agents and the Lenders.

“Payoff Letter” means a letter agreement, in form and substance satisfactory to the Payment Agent, executed and delivered by Orix Capital Markets, LLC, as agent (“Orix”) and the Borrowers pursuant to which Orix provides payoff information with respect to the obligations of Borrowers under the Existing Loan Agreement and agrees to release its Liens on the Collateral upon receipt of the required payoff amount.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permits” means, collectively, all building, constructions, environmental and other permits, licenses, franchises, approvals, consents, authorizations and other approvals.

“Permitted Encumbrances” means (i) Liens granted by a Borrower in favor of the Collateral Agent under any of the Collateral Documents; (ii) Liens described in the Mortgage Title Policies delivered to and accepted by the Payment Agent pursuant to Section 4.01(a)(iv)(B); (iii) Liens for taxes not yet delinquent or which are subject to a Permitted Protest; (iv) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not yet delinquent or which are subject to a Permitted Protest; (v) easements, rights-of-way, restrictions and other similar title exceptions and encumbrances affecting real property which, in the aggregate, do not (A) materially interfere with the use or operation thereof by Borrowers or their Subsidiaries (other than the Excluded Subsidiaries), (B) materially detract from the value of any Collateral subject thereto as currently operated, or (C) involve any material danger of the loss of, or loss of priority of, the Collateral Agent’s Liens on the Collateral, (vi) Liens permitted pursuant to the final paragraph of Section 7.01, (vii) the Existing Permitted Leases and Use Rights, and (viii) Intercompany Leases.

“Permitted Holders” means Jack E. Golsen, Barry E. Golsen, Tony M. Shelby, David R. Goss, David M. Shear, Robert C. Brown, their respective Family Members, and their respective Family Entities.

“Permitted Protest” means the right of the applicable Borrower or Subsidiary of Borrower to protest any Lien (other than Liens securing the Obligations), Laws, taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) (i) with respect to obligations that could not result in the imposition of a Lien on any Collateral, a reserve with respect to such obligation is established in the books and records of such Borrower or such Subsidiary as is required under GAAP, or (ii) with respect to obligations that could result in the imposition of a Lien on any Collateral, such obligation has been adequately bonded in the reasonable opinion of the Payment Agent so long as such bonding does not involve any material risk of the sale, forfeiture or loss of any Collateral, (b) any such protest is instituted promptly and prosecuted diligently by the applicable Borrower or Subsidiary in good faith, and (c) the Payment Agent is satisfied, in the exercise of its reasonable discretion, that while such protest is pending, the value, use and useful life of the Collateral will not be adversely affected and there will be no impairment of the enforceability, validity or priority of any of the Collateral Agent’s Liens.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Prepayment Fee” means, as of any date of a prepayment pursuant to Section 2.02, the product of (i) the principal amount of the Term Loans being prepaid (which in the case of a replacement pursuant to Section 3.06(b) shall be the principal amount of the Term Loans of each replaced Lender paid to each such Lender pursuant to Section 11.13(b)) and (ii) (x) one percent (1.00%), if the date of prepayment is on or prior to the second anniversary of the Closing Date or (y) one half of one percent (.50%), if the date of repayment is following the second anniversary of the Closing Date.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Outstanding Amount on such date.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Agent” means Wells Fargo Foothill, Inc. (formerly known as Foothill Capital Corporation), as arranger and administrative agent, and each of its successors and assigns in such capacity under the Revolving Credit Agreement and each such Person who acts in such capacity under any replacement or refinancing of the Revolving Credit Agreement permitted pursuant to the terms of this Agreement or if no such Person is acting in such capacity under any such replacement or refinancing of the Revolving Credit Agreement in the case where there is a single holder of the Indebtedness under the Revolving Credit Agreement, then such holder.

“Revolving Credit Agreement” means the Loan and Security Agreement dated as of April 13, 2001 among Parent, the Borrowers, the lending institutions party thereto and Wells Fargo Foothill, Inc. (formerly known as Foothill Capital Corporation), as arranger and administrative agent, as amended by the First Amendment to Loan and Security Agreement dated as of August 3, 2001, the Second Amendment to Loan and Security Agreement dated as of May 24, 2002, the Third Amendment to Loan and Security Agreement dated as of November 18, 2002, the Fourth Amendment to Loan and Security Agreement dated as of March 3, 2003, the Fifth Amendment to Loan and Security Agreement dated as of December 31, 2003, the Sixth Amendment to Loan and Security Agreement dated as of June 29, 2004, the Seventh Amendment to Loan and Security Agreement dated as of September 15, 2004, the Eighth Amendment to Loan and Security Agreement dated as of February 28, 2005, the Ninth Amendment to Loan and Security Agreement dated as of February 22, 2006, the Tenth Amendment to Loan and Security Agreement dated as of March 21, 2007, as amended and restated by that certain Amended and Restated Loan and Security Agreement dated as of November     , 2007, and,

to the extent permitted under Section 7.02(a), (i) as further amended, renewed, extended or otherwise modified and (ii) any new revolving credit agreement in replacement thereof.

“Revolving Credit Documents” means the Revolving Credit Agreement, each of the mortgages and other collateral agreements, documents and instruments relating thereto and other agreements, documents and instruments executed in connection therewith or contemplated thereby.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Agents, the Lenders, each co-agent or sub-agent appointed by any Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Services Agreement” means the Services Agreement dated August 23, 2002 between Parent and ThermaClime.

“Site” means either of and “Sites” mean collectively the Cherokee Site and the El Dorado Site.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent liabilities and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Support Rights and Interests” means the contractual arrangements, licenses, rights and interests used in or necessary to the conduct of the Facility Business or the operation and maintenance of the Facility Assets (including, without limitation, rights to roads, pipelines, wires, transfer lines, tanks, electric generating facilities, circulation and treatment systems, conduits, docks, control rooms, computer equipment, software, and manuals instructions, process drawings and schematics for the use, operation and maintenance of the Facility), and includes, as of the Closing Date, the Borrowers’ rights under the Assigned Agreements.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of November 21, 1997 between ThermaClime and Parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, and “Term Commitments” means the aggregate “Term Commitments” of all Lenders.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit A.

“ThermaClime” has the meaning specified in the introductory paragraph hereto.

“Threshold Amount” means $5,000,000.

“Trademark Security Agreement” means a trademark security agreement in the form of Exhibit M executed by the Borrowers in favor of the Collateral Agent.

“Trison” has the meaning specified in the introductory paragraph hereto.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Parent and its Subsidiaries or ThermaClime and its Subsidiaries or to the determination of any amount for Parent and its Subsidiaries or ThermaClime and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Parent or ThermaClime, as applicable, is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Agents, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Payment Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.05 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

THE TERM COMMITMENTS AND TERM LOANS

2.01 The Term Loans.

(a) Generally. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrowers on the Borrowing Date in an amount not to exceed such Term Lender’s Term Commitment. The borrowing pursuant to this Section 2.01 shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentages of the Term Facility. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

(b) Borrowing Notice. The Borrowers shall deliver to the Payment Agent irrevocable written notice of the Borrowers’ request for the borrowing of the Term Loans (the “Borrowing Notice”), which Borrowing Notice shall be in substantially the form of

Exhibit C and shall include (i) the requested Borrowing Date (which date must be a Business Day) and (ii) a request for Term Loans in the aggregate principal amount of $50,000,000. Borrower shall deliver such notice not later than one (1) Business Day prior to the requested Borrowing Date to the Payment Agent (which shall promptly forward a copy of such Borrowing Notice to each Lender). The Payment Agent shall on or before the proposed Borrowing Date notify (A) the Borrowers and the Lenders of the LIBO Rate applicable to the initial Interest Period upon determination of such LIBO Rate, and (B) each Lender of the amount of its Applicable Percentage of the Term Loans to be funded.

(c) Funding. Following its receipt from the Payment Agent of the Borrowing Notice, each Lender shall make the amount of its Term Loan available to the Payment Agent in immediately available funds at the Payment Agent’s Office not later than 1:00 p.m. on the Borrowing Date. Upon satisfaction, or waiver pursuant to Section 11.01(a), of the conditions set forth in Section 4.01 and the Payment Agent’s receipt of all the amounts to be funded by the Lenders on such date, the Payment Agent shall make all funds so received available to the Borrowers in like funds as received by the Payment Agent by wire transfer of such funds, in accordance with instructions provided to (and reasonably acceptable to) the Payment Agent by the Borrowers; provided, however, that all amounts necessary to pay in full amounts due with respect to the Existing Loan Agreement shall be wired as directed in the Payoff Letter.

2.02 Optional Prepayments. Subject to the last two sentences of this Section 2.02, the Borrowers may, upon written notice to the Payment Agent from the Borrowers, at any time or from time to time voluntarily prepay Term Loans in whole or in part; provided that (A) such notice must be received by the Payment Agent not later than 11:00 a.m. thirty (30) days prior to the date of prepayment of such Term Loans; (B) any prepayment of Term Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (C) if the Borrowers make a prepayment or cause any payment to a Lender of all or any portion of the outstanding principal amount of its Loans under Section 11.13(b) with respect to any replacement pursuant to Section 3.06(b) anytime during the Early Prepayment Period, the Borrowers shall also pay to the Payment Agent for the benefit of the Lenders or, in the case of a payment under Section 11.13(b) the Lenders being repaid, a Prepayment Fee; provided that no Prepayment Fee shall be payable in connection with prepayments made with the proceeds of Dispositions permitted pursuant to Section 7.05(f) or in connection with a prepayment required by Section 3.02. Each such notice shall specify the date and amount of such prepayment. The Payment Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding principal amount of the Term Loans pursuant to this Section 2.02 shall be applied to the principal repayment installments thereof on a pro rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the Term Loans. Notwithstanding anything to the contrary contained herein, except for a prepayment arising solely with respect to Sections 3.02, 3.06(b), or 7.05(f) as provided for above, the Borrowers shall not be permitted to prepay the Term Facility pursuant to this Section 2.02 during the period from the Closing Date through the date which is the first anniversary of the Closing Date.

2.03 Repayment of Term Loans. The Borrowers shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the Maturity Date.

2.04 Interest.

(a) Each Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Rate; provided that in the event that Section 3.02 or 3.03 applies, such Term Loan shall bear interest on the outstanding principal amount thereof in accordance with the provisions of Section 3.02 or 3.03, as applicable.

(b) (i) If any amount of principal of any Term Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, pursuant to Section 2.03, or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Term Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.05 Fees. The Borrowers shall pay to the Arranger, the Administrative Agent and the Payment Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.

2.06 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year); provided that in the event that (i) the Alternative Rate provisions of Section 3.02 or 3.03 or (ii) the Default Rate applies, all computations of interest based upon the Alternative Rate when the Alternative Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid. Each determination by the Payment Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.07 Evidence of Debt. The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Payment Agent in the ordinary course of business. The accounts or records maintained by the Payment Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Payment Agent in respect of such matters, the accounts and records of the Payment Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Payment Agent, the Borrowers shall execute and deliver to such Lender (through the Payment Agent) a Term Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

2.08 Payments Generally.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Payment Agent, for the account of the respective Lenders to which such payment is owed, at the Payment Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Payment Agent will promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Payment Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Payment Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Payment Agent because (i) the conditions to the Term Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof or (ii) any Lender fails to fund to the Payment Agent the full amount to be funded by it on such date, the Payment Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, to purchase its participation or to make its payment under Section 11.04(c).

(d) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

(e) Insufficient Funds. If at any time insufficient funds are received by and available to the Payment Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.09 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Payment Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers or Parent hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers or Parent, as the case may be, shall make such deductions and (iii) the Borrowers or Parent, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers and Parent. Without limiting the provisions of subsection (a) above, the Borrowers and Parent shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers and Parent. The Borrowers and Parent shall, jointly and severally, indemnify each Agent and each Lender (each such Person a “Tax Indemnitee”), within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Tax Indemnitee, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if a Tax Indemnitee fails to give notice to ThermaClime of the imposition of any Indemnified Taxes or Other Taxes on or to be paid by such Tax Indemnitee within 90 days following its receipt of actual written notice of the imposition of such Indemnified Taxes or Other Taxes, there will be no obligation for Parent or Borrowers to pay to such Tax Indemnitee interest or penalties attributable to the period beginning after such 90th day and ending 7 days after ThermaClime receives notice from such Tax Indemnitee. A certificate as to the amount of such payment or liability delivered to the Borrowers by such Tax Indemnitee (with a copy to the Payment Agent), or by any Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower or Parent, as the case may be, to a Governmental Authority, ThermaClime shall deliver to the Payment Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Payment Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower or Parent, as the case may be, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to ThermaClime (with a copy to the Payment Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, Parent or the Payment Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers, Parent or the Payment Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers, Parent or the Payment Agent as will enable the Borrowers, Parent or the Payment Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if any Borrower or Parent, as the case may be, is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrowers, Parent and the Payment Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers, Parent or the Payment Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower or Parent within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If any Tax Indemnitee determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 3.01 by the Borrowers or Parent, as the case may be, or with respect to which the Borrowers or Parent, as the case may be, has paid additional amounts pursuant to this Section, it shall promptly notify ThermaClime and pay to the Borrowers or Parent, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers or Parent under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of any out-of-pocket expenses of such Tax Indemnitee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers or Parent, as the case may be, upon the request of such Tax Indemnitee, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Tax Indemnitee if such Tax Indemnitee is required to repay such refund to such Governmental Authority. A certificate as to the amount of such repayment shall be delivered by such Tax Indemnitee to ThermaClime. This subsection shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers, Parent or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Loans accruing interest at rates based on the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Payment Agent, any obligation of such Lender to make or continue Term Loans accruing interest at a rate based on the LIBO Rate shall be suspended until such Lender notifies the Payment Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Payment Agent), prepay such Lender’s Term Loans (and the amount of any prepayment to the extent such amount is required to be paid pursuant to this Section 3.02 shall not be subject to a Prepayment Fee) or, if available, convert the interest rate accruing on such Lender’s Term Loans to the Alternative Rate plus the Applicable Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Loans accruing interest at a rate based on the LIBO Rate to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Loans accruing interest at a rate based on the LIBO Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Term Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Term Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed Term Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed Term Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Payment Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Term Loans accruing interest at a rate based on the LIBO Rate shall be suspended until the Payment Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Term Loans or, failing that, will be deemed to have converted such request into a request for Term Loans in the amount specified therein accruing interest at a rate per annum equal to the Alternative Rate plus the Applicable Rate.

3.04 Increased Costs; Reserves on Term Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any non-foreign Lender to any tax of any kind whatsoever with respect to this Agreement or any Term Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or will have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to ThermaClime shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender delivers to ThermaClime a certificate pursuant to Section 3.04(c) above or notifies ThermaClime of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Term Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Term Loan equal to the actual costs of such reserves allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Term Loan, provided ThermaClime shall have received at least 30 days’ prior notice (with a copy to the Payment Agent) of such additional interest with respect to the initial Interest Payment Date for which such additional interest is due from such Lender. If a Lender fails to give notice 30 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 30 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Payment Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan on the date or in the amount notified by the Borrowers; or

(c) any assignment of a Term Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term Loan made by it at the LIBO Rate for such Term Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Term Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive repayment of all Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Term Loans. The obligation of each Lender to make its Term Loan on the Borrowing Date hereunder is subject to satisfaction of the following conditions precedent:

(a) The Payment Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to each Agent and each of the Lenders:

(i) executed counterparts of this Agreement, the Guaranty, the Intercompany Loan Subordination Agreement and the Management Agreement Subordination, sufficient in number for distribution to each Agent, each Lender and the Borrowers;

(ii) a Term Note executed by all of the Borrowers in favor of each Lender;

(iii) a security agreement, in substantially the form of Exhibit E (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Payment Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(B) completed requests for information, dated on or before the date of the Term Loans, all effective financing statements filed in the jurisdictions referred to in clause (A) above that name any Loan Party as debtor, together with copies of such other financing statements,

(C) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Payment Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(D) copies of each of the Assigned Agreements, together with a fully executed Assignment and Consent relating thereto, and

(E) evidence that all other action that the Payment Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements and all filings necessary to perfect the Liens created under the Security Agreement with respect to the trademarks used in connection with the Facility Business);

(iv) deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in substantially the form of Exhibits F-1 and F-2 (with such changes as may be satisfactory to the Payment Agent and its counsel to account for local law matters) and covering the Cherokee Site and the El Dorado Site (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Payment Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts acceptable to the Payment Agent, issued, coinsured and reinsured by title insurers acceptable to the Payment Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Payment Agent may deem necessary or desirable,

(C) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 60 days before the Closing Date, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Payment Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Payment Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Payment Agent,

(D) estoppel and consent agreements executed by each of the lessors of the leased real properties listed on Schedule 4.01(a)(iv), along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Payment Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Payment Agent,

(E) evidence of the insurance required by the terms of the Mortgages,

(F) an appraisal of each of the properties described in the Mortgages, and

(G) evidence that all other action that the Payment Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Payment Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) such documents and certifications as the Payment Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and Parent is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii) a favorable opinion of David M. Shear, general counsel to the Loan Parties, addressed to each Agent and each Lender, as to the matters set forth in Exhibit J-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(viii) a favorable opinion of (A) Balch & Bingham LLP, local Alabama counsel to the Lenders, addressed to each Agent and each Lender, as to the matters set forth in Exhibit J-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request, and (B) Friday, Eldredge & Clark, LLP, local Arkansas counsel to the Lenders, addressed to each Agent and each Lender, as to the matters set forth in Exhibit J-3 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request ;

(ix) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the transactions contemplated in the

Loan Documents and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x) a certificate signed by a Responsible Officer of each Borrower certifying (A) that the conditions specified in Sections 4.01(e) and (f) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xi) a copy of the business plan and budget of each of Parent and its Subsidiaries and ThermaClime and its Subsidiaries, in each case on a consolidated basis, including forecasts of consolidated balance sheets and statements of income or operations and cash flows of Parent and its Subsidiaries or ThermaClime and its Subsidiaries, as applicable, on a monthly basis for the fiscal year ending December 31, 2007, as prepared by management of Parent or ThermaClime, as applicable, and delivered to the Revolving Agent in accordance with the provisions of the Revolving Credit Documents;

(xii) certificates attesting to the Solvency of each Loan Party before and after giving effect to the Term Loans, from its chief financial officer;

(xiii) an environmental assessment report addressed to each Agent and from an environmental consulting firm acceptable to the Lenders, which report shall identify existing and potential environmental concerns and shall quantify related costs and liabilities, associated with each of the Cherokee Site and the El Dorado Site, and the Lenders shall be satisfied with the nature and amount of any such matters and with the Borrowers’ plans with respect thereto;

(xiv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xv) (A) the unaudited consolidated and consolidating financial statements consisting of a consolidated and consolidating balance sheet of each of Parent and its Subsidiaries and ThermaClime and its Subsidiaries, in each case dated as of June 30, 2007, (B) the related consolidated and consolidating statements of income or operations, consolidated statements of shareholders’ equity and consolidated statements of cash flows for the fiscal quarter ended on that date, and (C) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrowers ended June 30, 2007, signed by chief executive officer, chief financial officer, treasurer or controller of ThermaClime;

(xvi) the Payoff Letter and other evidence that the Existing Loan Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Loan Agreement have been, or concurrently with the Closing Date are being, released;

(xvii) (A) an Amended and Restated Loan and Security Agreement dated of even date herewith shall have been executed by the Revolving Agent, the “Lenders” party to the Revolving Credit Agreement and the Borrowers and a true and correct copy of such amendment shall have been delivered to the Payment Agent, which agreement shall be in form and substance satisfactory to the Payment Agent, and (B) release documents in form and substance satisfactory to the Payment Agent, pursuant to which the Revolving Agent releases any and all Liens that it has on any of the Collateral or on any Equity Interests of any Loan Party or any Subsidiary of any Loan Party;

(xviii) the borrowing of the Term Loans shall have occurred on or before November 9, 2007;

(xix) an Inter-Lender Agreement in the form of Exhibit L (the “Inter-Lender Agreement”) executed and delivered by all parties thereto;

(xx) Assignment and Subordination Agreement in the form attached hereto as Exhibit K with respect to each of the leases listed on Schedule 7.05; and

(xxi) such other assurances, certificates, documents, consents or opinions as any Agent or any Lender reasonably may require.

(b) The Borrowers shall have delivered to the Administrative Agent and the Arranger a fully executed copy of the Bank of America Fee Letter and to the Payment Agent a fully executed copy of the Payment Agent Fee Letter, and all fees required to be paid to the Agents, the Arranger and the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Agents, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Agents (directly to such counsel if requested by the Agents) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that, unless otherwise agreed in writing, such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agents).

(d) The Lenders shall have completed a due diligence investigation of Parent, the Borrowers and their respective Subsidiaries in scope, and with results, satisfactory to the Lenders, and shall have been given such access to the management, records, books of account, contracts and properties of Parent, the Borrowers and their respective Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have requested; all of the information made available to any Agent prior to June 18, 2007 shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Agents or the Lenders regarding Parent, the Borrowers and their respective Subsidiaries after June 18, 2007 that (A) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) purports to adversely affect the Term Loans, and nothing shall have come to the attention of the Lenders during the course of such due diligence investigation to lead them to believe (i) that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect, or (ii) that the transactions contemplated in the Loan Documents will have a Material Adverse Effect.

(e) The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of the Term Loans, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(f) No Default shall exist, or would result from the making of the Term Loans or from the application of the proceeds thereof.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Payment Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Borrower and, in the case of Sections 5.01, 5.02, 5.03 (other than Sections 5.03(b) and (c)), 5.04, 5.05, 5.06, 5.07, 5.11, 5.12, 5.13, 5.15, 5.16 and 5.18, Parent, represents and warrants to the Agents and the Lenders that as of the date of this Agreement, the date of the Borrowing Notice and the Borrowing Date:

5.01 Existence, Qualification and Corporate Power. Each Loan Party (a) is a corporation, duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as currently conducted requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is party, have been duly authorized by all necessary corporate or limited liability company action, and do not and will not (a) contravene the terms of any of its Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under or require any payment to be made under, (i) any Material Contract (other than the Existing Loan Agreement) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. Except as set forth in Schedule 5.03, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party, (b) the grant by any Borrower of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party hereto or thereto. Each Loan Document to which Loan Party is a party, when so delivered, constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Parent and its Subsidiaries or ThermaClime and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries or ThermaClime and its Subsidiaries, as applicable, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated and consolidating financial statements consisting of a consolidating and consolidated balance sheet of each of Parent and its Subsidiaries and ThermaClime and its Subsidiaries, in each case dated as of June 30, 2007, and the related consolidated and consolidating statements of income or operations, consolidated statements of shareholders’ equity and consolidated statements of cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Parent and its Subsidiaries or ThermaClime and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other material liabilities, direct or contingent, of Borrowers as of the date of such financial statements, including liabilities for taxes and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated and consolidating forecasted balance sheets, statements of income and consolidated cash flows of each of Parent and its Subsidiaries and ThermaClime and its Subsidiaries, in each case delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Parent’s or ThermaClime’s, as applicable, best good faith estimate of its future financial condition and performance.

5.06 Litigation. Except as set forth on Schedule 5.06 or the report filed by Parent with the SEC on Form 10-Q made on August 8, 2007, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Parent or any Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Parent or any Borrower or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, except for matters that are fully covered by independent third-party insurance, subject to customary deductibles, as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage.

5.07 No Default. No Loan Party is in default under or with respect to, or a party to, any Contractual Obligation (including, without limitation, obligations under the Revolving Credit Documents) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each Borrower and each of its Subsidiaries (other than Excluded Subsidiaries), has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Collateral is subject to no Liens, other than Permitted Encumbrances. All of the Collateral is located on or at the Sites. All of the Cherokee Facility Collateral is located on or at the Cherokee Site and all of the El Dorado Facility Collateral is located on or at the El Dorado Site.

(b) Without limiting the generality of the foregoing: (i) Cherokee has good and marketable record title in fee simple to the Collateral consisting of real property (including the Cherokee Site and the improvements and fixtures thereon), subject only to Permitted Encumbrances; (ii) Cherokee and CNC have good and marketable title to all personal property located on the Cherokee Site or consisting of a part of the Collateral (other than (A) certain inventory owned by customers and certain rolling stock in each case composing Excluded Assets, (B) certain personal property owned by obligors under lease and use arrangements described at items 2, 3, 4, 5 and 6 of Part I of Schedule 7.05 and which is located solely on the portion of the Cherokee Site subject to each such lease and use arrangement, (C) one (1) liquid nitrogen tank and two (2) air vaporizers leased by CNC and located on the Cherokee Site), subject only to Permitted Encumbrances or in the case of the Inventory, subject to the Liens in favor of the Revolving Agent; (iii) NFC has good and marketable record title in fee simple to the Collateral consisting of real property (including the El Dorado Site and the improvements and fixtures thereon), subject only to Permitted Encumbrances; (iv) NFC, EDCC and DSN have good and marketable title to all personal property located on the El Dorado Site or consisting of a part of the Collateral (other than (A) certain inventory owned by customers and certain rolling stock in each case composing Excluded Assets, (B) certain personal property owned by obligors under lease and use arrangements described at item 4 of Part II of Schedule 7.05 and which is located solely on the portion of the El Dorado Site subject to each such lease and use arrangement and (C) certain mobile air compressors and one (1) spectrometer and related accessories leased by EDC and located on the El Dorado Site), subject only to Permitted Encumbrances or in the case of the Inventory, subject to the Liens in favor of the Revolving Agent provided however, that with respect to clauses (ii) and (iv) of this Section 5.08(b), also excluding office equipment and accessories to operating equipment which if removed would not adversely affect the use, value or useful life of the Collateral, which are owned by third parties, leased to or used by a Borrower listed in this Section 5.08(a) and which individually has an original cost and replacement value less than $25,000 and all of which equipment and accessories collectively has an aggregate original cost and replacement value of not more than $500,000.00.

5.09 Environmental Compliance. Each Borrower has taken all required steps to investigate the past and present condition and usage of each of the Facility Assets and the operations conducted thereon and, based upon such investigation, has determined that:

(a) except as disclosed in Schedule 5.09, none of the Borrowers, any of their respective Subsidiaries (other than the Excluded Subsidiaries), any current operator of any Facility Assets or any current operations thereon is in violation, or alleged violation, of any Environmental Laws, which violation could reasonably be expected to have a Material Adverse Effect;

(b) except as disclosed in Schedule 5.09, none of the Borrowers or any of their respective Subsidiaries (other than the Excluded Subsidiaries) has received notice from any third party including any Federal, state or local Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) or any other Governmental Authority as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of

1980 as amended with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986) or any other Environmental Law; (ii) that any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any Hazardous Materials, which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered any Borrower or any of its Subsidiaries (other than the Excluded Subsidiaries), as applicable, to conduct a Hazardous Materials site assessment, remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is, shall or may be named as a party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release or presence of Hazardous Materials;

(c) except as disclosed in Schedule 5.09, (A) no portion of the Cherokee Site or the El Dorado Site has been used for the handling, processing, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Cherokee Site or the El Dorado Site; (B) in the course of any activities conducted by any Borrower, its Subsidiaries (other than the Excluded Subsidiaries) or operators of its properties, no Hazardous Materials have been generated or are being used on the Cherokee Site or the El Dorado Site except in accordance with applicable Environmental Laws; (C) except as disclosed in Schedule 5.09, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from any Facility Assets, which releases could reasonably be expected to have a Material Adverse Effect or which would adversely effect any adjacent property, human health or the environment; (D) to each Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any portion of the Cherokee Site or the El Dorado Site which, through soil or groundwater migration, may have come to be located thereon, and which could reasonably be expected to have a Material Adverse Effect; and (E) in addition, to each Borrower’s knowledge, any Hazardous Materials that have been generated on any portion of the Cherokee Site or the El Dorado Site have been transported offsite only by carriers having an identification number issued by the EPA or another Governmental Authority, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to each Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws; and

(d) none of the Borrowers, their respective Subsidiaries (other than the Excluded Subsidiaries), or any portion of the Cherokee Site or the El Dorado Site is subject to any applicable Environmental Law requiring the performance of Hazardous Materials site assessments, or the removal or remediation of Hazardous Materials, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

5.10 Insurance. The properties of each Borrower and each of its Subsidiaries (other than the Excluded Subsidiaries) are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar business and owning similar properties in localities where such Borrower and its Subsidiaries (other than the Excluded Subsidiaries) operate.

5.11 Taxes. Borrowers, their Subsidiaries (other than the Excluded Subsidiaries) and Parent have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are subject to a Permitted Protest. There is no proposed tax assessment against any Borrower or any of its Subsidiaries (other than the Excluded Subsidiaries) that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Parent and each Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Parent and each Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. Parent has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Each Borrower is a wholly-owned Subsidiary of Parent, and each such Borrower is identified in Part (a) of Schedule 5.13. All of the outstanding Equity Interest in each of the Borrowers have been validly issued, are fully paid and non-assessable and are owned by the owners and in the amounts specified in Part (c) of Schedule 5.13 free and clear of all Liens.

5.14 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrowers, any Person Controlling any Borrower, or any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Each Loan Party has disclosed to the Agents and the Lenders all material agreements, instruments and corporate or other restrictions to which it or, in the case of each Borrower, any of its Subsidiaries (other than the Excluded Subsidiaries) is subject, and all other matters known to it, that could reasonably be expected to result in a Material Adverse Effect; provided that the Loan Parties have not been required to provide information regarding general market, economic and industry conditions. No report, financial statement, certificate or other information (taken together as a whole) furnished (whether in writing or orally) by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws (including, without limitation, the Act) and all orders, writs, injunctions and decrees applicable to it or to its properties except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is subject to a Permitted Protest or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each Borrower and each of its Subsidiaries (other than the Excluded Subsidiaries) owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, which IP Rights are described in Schedule 5.18. Except as specifically disclosed in Schedule 5.18, to the knowledge of Borrowers, no IP Rights of any Borrower or its Subsidiaries (other than Excluded Subsidiaries) infringes in any material respect upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. Immediately prior to and following the Closing Date and the Borrowing Date, each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, and the Borrowers taken as a whole are, Solvent.

5.19 Casualty, Etc. Neither the businesses nor the properties of any Borrower or any of its Subsidiaries (other than the Excluded Subsidiaries) are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Perfection of Security Interest; Filings.

(a) (i) The Cherokee Mortgage when recorded will constitute an enforceable, first priority lien of record and perfected security interest of record in Cherokee’s interest in the Cherokee Facility Collateral set forth therein consisting of real property (including fixtures) in favor of the Collateral Agent, and (ii) the Security Agreement constitutes an enforceable, and upon the filing of effective financing statements pursuant to the requirements of the UCC, and, solely with respect to the portion of the Collateral consisting of trademarks, the filing of a Trademark Security Agreement with the U.S. Patent and Trademark Office, first priority lien of record and perfected security interest of record in each Borrower’s interest, if any, in the Cherokee Facility Collateral consisting of personal property set forth therein in favor of the Collateral Agent, in each case subject to Permitted Encumbrances, as against all Persons, including Cherokee and its creditors. Except for the filings and recordings listed in Schedule 4.01(a)(iii) (which filings or recordings, or arrangements therefor meeting the requirements specified herein, shall have been duly made on or before the Closing Date (including the payment of any fees or taxes relating to any of the foregoing)), no other filings or recordings are necessary to create in favor of the Collateral Agent a valid and enforceable first priority Lien for the benefit of the Lenders on the Cherokee Facility Collateral free and clear of all other Liens, other than Permitted Encumbrances.

(b) (i) The El Dorado Mortgage when recorded will constitute an enforceable, first priority lien of record and perfected security interest of record in NFC’s interest in the El Dorado Facility Collateral set forth therein consisting of real property (including fixtures) in favor of the Collateral Agent, and (ii) the Security Agreement constitutes an enforceable, and upon the filing of effective financing statements pursuant to the requirements of the UCC and, solely with respect to the portion of the Collateral consisting of trademarks, the filing of a Trademark Security Agreement with the United States Patent and Trademark Office, first priority lien of record and perfected security interest of record in each Borrower’s interest, if any, in the El Dorado Facility Collateral consisting of personal property set forth therein in favor of the Collateral Agent, in each case subject to Permitted Encumbrances, as against all Persons, including NFC and its creditors. Except for the filings and recordings listed in Schedule 4.01(a)(iii) (which filings or recordings, or arrangements therefor meeting the requirements specified herein, shall have been duly made on or before the Closing Date (including the payment of any fees or taxes relating to any of the foregoing)), no other filings or recordings are necessary to create in favor of the Collateral Agent a valid and enforceable first priority Lien for the benefit of the Lenders on the El Dorado Facility Collateral free and clear of all other Liens, other Permitted Encumbrances.

(c) Except for the filings and recordings listed in Schedule 4.01(a)(iii) (which filings or recordings, or arrangements therefor meeting the requirements specified herein, shall have been duly made on or before the Closing Date (including the payment of any fees or taxes relating to any of the foregoing)), no other filings or recordings are necessary to create in favor of the Collateral Agent a valid and enforceable first priority Lien for the benefit of the Lenders on the Cherokee Facility Collateral and the El Dorado Facility Collateral free and clear of all other Liens, other Permitted Encumbrances.

(d) None of the Borrowers nor any of Affiliates of a Borrower has created, consented to, incurred or suffered to exist any Lien upon the Collateral, other than Permitted Encumbrances.

5.21 Services, Materials, Property Interests and Other Rights. Other than with respect to services, materials, property interests or other rights which are routinely obtainable in the ordinary course of business, the Material Contracts and the Support Rights and Interests comprise all of the services, materials and property interests and other rights material to the operation and maintenance of the Facility Assets and the Facility Business as currently being operated. Schedule 5.21 sets forth an accurate list of all utility, ammonia and natural gas pipelines and all other pipelines that enter the Sites from adjacent properties, in each case relating to, and utilized or expected to be utilized in, the Facility Business of the Borrowers at the Cherokee Site, the El Dorado Site or relating to the Facility Assets.

5.22 Material Contracts. Schedule 5.22 sets forth an accurate list of all of the Material Contracts. There exists no event of default, material default or material breach in the performance of any covenant, agreement, obligation or condition to be performed by any Borrower or any other party thereto under any Material Contract, and there are no allegations of any existing default by any Borrower (or, to such Borrower’s knowledge, by any other party thereto) under any Material Contract. None of the Material Contracts has been amended, supplemented or otherwise modified in any material respect except as disclosed by the Borrowers to the Payment Agent in writing on the Closing Date, and all of the Material Contracts are in full force and effect. To each Borrower’s knowledge, no event of force majeure or other event or condition has occurred which permits or requires any party to any of the Material Contracts to cancel, suspend or terminate its performance of such Material Contract or which could excuse any such party from liability for nonperformance. The technology and “Technical Information” (as that term is defined in the KT Agreement) which is granted to and licensed to EDCC under the KT Agreement is neither used by Borrowers or necessary for the production of ammonia nitrate as currently produced by Borrowers or for the ownership, use or operation of the Facility Assets or to conduct the Facility Business as presently conducted. A successor owner of the Facility Assets with respect to the El Dorado Site would not need the rights licensed under the KT Agreement in order to produce ammonia nitrate as currently produced by Borrowers at the El Dorado Site.

5.23 Permits. Schedule 5.23 sets forth a complete listing of all Permits (other than general business, occupancy and building permits) necessary for each Borrower to conduct the Facility Business as it is currently being conducted. No Permits are required to be held by Borrower or in connection with the Facility Business for the treatment, storage or disposal of Hazardous Materials. Except for the Permits listed in Schedule 5.23 and general business, occupancy and building permits, no other Permits are necessary for the ownership, use or operation of the Facility Assets or to conduct the Facility Business as presently conducted.

5.24 Zoning. The current and anticipated use of each of the Cherokee Site and the El Dorado Site complies with all applicable zoning ordinances, regulations and restrictive covenants affecting the Cherokee Site and the El Dorado Site, as applicable, without the existence of any variance, non-complying use, nonconforming use or other special exception, all use restrictions of any Governmental Authority having jurisdiction have been satisfied, and no violation of any Laws exists with respect thereto other than those that individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.25 Separate Tax Lot. Neither the Cherokee Site nor the El Dorado Site is part of a larger tract of land owned by any Borrower or any of its Affiliates nor is it otherwise included under any unity of title or similar covenant with other lands not encumbered by the Cherokee Mortgage or the El Dorado Mortgage.

5.26 Utilities. All utility services necessary for the operation of the Facility Assets as presently conducted are available at the boundaries of each of the Cherokee Site and the El Dorado Site, as applicable, including electric and natural gas facilities, telephone service, water supply, storm and sanitary sewer facilities.

5.27 Labor Matters. Except as set forth in Schedule 5.27, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrowers or any of their Subsidiaries (other than the Excluded Subsidiaries) as of the Closing Date and none of the Borrowers nor any of their Subsidiaries (other than the Excluded Subsidiaries) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.28 Collateral. The Collateral includes all tangible and intangible assets, Permits, Material Contracts, and all other Support Rights and Interests, other than the Excluded Assets, necessary to operate and maintain the Facility Assets as they are currently operated and maintained.

5.29 Performance of This Agreement. The proceeds of the Term Loans on the Closing Date are not being distributed to any Borrower into any deposit account located in either Alabama or Arkansas. None of the Loan Documents have been executed or will be executed by any Loan Party in either Alabama or Arkansas.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary (other than Excluded Subsidiaries) to, and solely in the case of Sections 6.01, 6.02, 6.03, 6.05(a), 6.08, 6.09 and 6.14, Parent shall:

6.01 Financial Statements. Deliver to each Agent and each Lender, in form and detail satisfactory to Agents and the Required Lenders:

(a) as soon as available, but in any event within 90 days (or, if such person has filed a filing extension with the SEC, 105 days) after the end of each fiscal year of each of ThermaClime and Parent (commencing with the fiscal year ending December 31, 2007), a consolidated and consolidating balance sheet of each of ThermaClime and its Subsidiaries and Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations and statements of cash flows (such consolidating statements of cash flows to be prepared on a business grouping basis (as opposed to an individual company basis), consistent with prior practice of Parent and ThermaClime), and consolidated statements of shareholders’ equity for such fiscal year, setting forth in the case of the consolidated balance sheets, statements of income or operations and statements of cash flows in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Ernst & Young or any other independent certified public accountant of nationally recognized standing selected by Parent and ThermaClime, as applicable, and reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of ThermaClime or Parent, as applicable, to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of ThermaClime and its Subsidiaries or Parent and its Subsidiaries, as applicable;

(b) as soon as available, but in any event within 45 days (or, if such Person has filed a filing extension with the SEC, 50 days) after the end of each of the first three fiscal quarters of each fiscal year of ThermaClime and Parent (commencing with the fiscal quarter ended September 30, 2007), unaudited statements consisting of a consolidated and consolidating balance sheet of each of ThermaClime and its Subsidiaries and Parent and its Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and statements of cash flows (such consolidating statements of cash flows to be prepared on a business grouping basis (as opposed to an individual company basis), consistent with prior practice of Parent and ThermaClime), and consolidated statements of shareholders’ equity for such fiscal quarter and for the portion of ThermaClime’s or Parent’s, as applicable, fiscal year then ended, setting forth in the case of the consolidated balance sheets, statements of income or operations and statements of cash flows in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of ThermaClime or Parent, as applicable, as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of ThermaClime and its Subsidiaries or Parent and its Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event at least 1 day before the start of each fiscal year of ThermaClime and Parent, an annual business plan and budget of each of ThermaClime and its Subsidiaries and Parent and its Subsidiaries, in each case on a consolidated basis, including forecasts prepared by management of ThermaClime and Parent, as applicable, in form satisfactory to the Payment Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of each of ThermaClime and its Subsidiaries and Parent and its Subsidiaries, in each case on a monthly basis for the immediately following fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to each Agent and each Lender, in form and detail satisfactory to the Agents and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2007), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any continuing Default under the financial covenants set forth in Section 7.11 or, if any such continuing Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2007), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of each of ThermaClime and Parent;

(c) promptly after any request by the Payment Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which ThermaClime or Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Payment Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any notices of defaults that have not been waived or cured in accordance with the terms of those agreements or proposed prepayments in connection with the termination or final payment in full of the associated debt facility delivered to the Revolving Agent (or any holder of Indebtedness under the Revolving Credit Documents) or any holder of other Indebtedness of any Loan Party with an aggregate principal amount greater than $5,000,000 pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g) not later than five Business Days after receipt thereof by any Loan Party, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to the Revolving Credit Documents or and other instrument, indenture, loan or credit or similar agreement involving Indebtedness in an amount greater than $5,000,000 regarding or related to any breach or default that has not been waived or cured prior to such date by any party thereto or any other event that could reasonably be expected to result in a Material Adverse Effect and, from time to time upon request by the Payment Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as Payment Agent may reasonably request;

(h) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Borrower or any of its Subsidiaries (other than the Excluded Subsidiaries) with any Environmental Law or Environmental Permit that could reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(i) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as any Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which ThermaClime or Parent posts such documents, or provides a link thereto on ThermaClime’s or Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by any Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to any Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by such Agent or such Lender and (ii) the Borrowers shall notify each Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Payment Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Payment Agent. Except for such Compliance Certificates, the Payment Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower and Parent hereby acknowledges that the Agents and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of Parent or the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”).

6.03 Notices. Promptly upon a Responsible Officer of any Loan Party becoming aware, notify each Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any existing default under, a Contractual Obligation of any Borrower or any Subsidiary (other than the Excluded Subsidiaries); (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary (other than the Excluded Subsidiaries) and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary (other than the Excluded Subsidiaries), including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by any Loan Party except for changes made pursuant to GAAP.

Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of ThermaClime setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, or before delinquency or, in the case of clause (c) below, on or before the expiration of any grace period therefore, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are subject to a Permitted Protest; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same is subject to a Permitted Protest; and (c) all material Indebtedness (or in the case of trade payables, other than those with respect to any Assigned Agreement, incurred in the ordinary course of business, in accordance with customary and ordinary practices), but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties; Collateral. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business or which constitute Collateral in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities including the Facility Assets except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (d) have full power and lawful authority to encumber such Borrower’s interests in the Collateral pursuant to the terms of the Collateral Documents; (e) protect or cause to be protected the title to the Facility Assets and all other Collateral, the status of each of the Cherokee Mortgage and the El Dorado Mortgage as a perfected lien on and security interest in the Facility Assets and such other Collateral; and (f) forever warrant and defend the same against any other claims of any persons or parties whomsoever.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Payment Agent of termination, lapse or cancellation of such insurance.

(b) Without limiting the generality of the foregoing, the Borrowers shall maintain the following insurance with respect to the Facility Assets:

(i) Special form property damage insurance, with a policy limit in an amount not less than the currently insured value of the Facility Assets and any other tenant improvements (if any). Each policy evidencing such coverage shall include (i) a lender’s loss payable endorsement (438 BFU, or its equivalent) in favor of the Collateral Agent for the benefit of each of the Secured Parties as loss payee, and (ii) any other similar endorsements reasonably required by the Payment Agent.

(ii) Commercial general liability coverage (including “umbrella” liability coverage) with such limits as the Payment Agent may reasonably require. The policy evidencing such coverage shall name each of the Agents and the Lenders as additional insured. Coverage shall be written on an occurrence (not a claims made) basis.

(iii) Flood insurance as the Payment Agent may reasonably require in the future, if any portion of the improvements with respect to the Facility Assets are situated or become situated in an area then designated as “flood prone,” “within a flood plain” or similar designation under federal or state law.

(c) All policies of insurance required by the Payment Agent shall be issued by companies reasonably acceptable to the Payment Agent and shall otherwise be reasonably acceptable to the Payment Agent as to minimum amounts, forms, risk coverages, reinsurance amounts, deductibles and loss payable and cancellation provisions; provided, that in no event shall (i) any such insurance company be rated less than “A” by AM Best Company or (ii) any such policy relating to the Collateral provide for any deductible amount in excess of $1,500,000. In addition, each policy must provide the Payment Agent at least thirty (30) days’ prior written notice of cancellation, non-renewal or modification. If, at least thirty (30) days before a required policy expires, the Payment Agent does not receive proof and evidence that a new policy has been issued and that premiums for it have been paid, then the Payment Agent may participate in all negotiations or other communication between the Borrowers and the insurance company and the Borrowers will use reasonable best efforts to cooperate with the Payment Agent to procure all required insurance hereunder prior to any existing policy expiration. If the Payment Agent does not receive proof and evidence that a new policy has been issued and that premiums for it have been paid ten (10) Business Days prior to the date a required policy expires, the Payment Agent may in its sole discretion procure a new policy and advance funds to pay the premiums for it. The Borrowers shall reimburse the Payment Agent, on demand, for any funds advanced by the Payment Agent to pay insurance premiums, which advances shall be considered to be additional loans to the Borrowers secured by the Cherokee Mortgage, the El Dorado Mortgage and the other Loan Documents and bearing interest at the interest rate for the term Loans then in effect hereunder.

6.08 Compliance with Laws. Comply with (a) Laws and regulations wherever its business is conducted, except for noncompliance (i) that could not reasonably be expected to have a Material Adverse Effect or (ii) in connection with Permitted Protests and not resulting in any Event of Default hereunder, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments, except for, in the case of clauses (c) or (d) above, noncompliance (i) that could not reasonably be expected to have a Material Adverse Effect or (ii) in connection with Permitted Protests and not resulting in any Event of Default hereunder. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that such Borrower or any of its Subsidiaries (other than the Excluded Subsidiaries) may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Borrower or such Subsidiary is a party, such Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and if requested furnish the Agents and the Lenders with evidence thereof.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Parent, such Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Parent, such Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of each Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, but if no Event of Default has occurred and is continuing, Borrowers shall not be required to pay for more than one inspection per Lender during any twelve month period; provided, however, that when an Event of Default exists any Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Term Loans solely to repay in full the Debt outstanding under the Existing Loan Agreement.

6.12 Covenant to Guarantee Obligations.

(a) Upon the formation or acquisition of any new direct or indirect Subsidiary by ThermaClime (other than any Subsidiary that is a Subsidiary of EDN), then the Borrowers shall, at the Borrowers’ expense:

(i) within 10 days after such formation or acquisition, cause such Subsidiary to duly execute and deliver to the Payment Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Payment Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents and agreeing to be bound by the provisions of Section 11.17 as if such Subsidiary were a Borrower hereunder, and

(ii) within 10 days after such formation or acquisition, furnish to the Payment Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Payment Agent.

(b) At any time upon request of the Payment Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Payment Agent may deem necessary or desirable in obtaining the full benefits of such guaranties.

6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties, including the Facility Assets, to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits except for noncompliance that could not reasonably be expected to have a Material Adverse Effect; obtain and renew all Environmental Permits necessary for its operations and Facility Assets; and conduct any investigation, assessment, evaluation, report, study, sampling and testing, and undertake any cleanup, monitoring, removal, remedial or other action necessary to monitor, remove or clean up Hazardous Materials at or emanating from any of its Facility Assets, in accordance with the requirements of all Environmental Laws; provided, however, that neither any Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is subject to a Permitted Protest. Upon reasonable notice, at their sole cost and expense, Borrowers and its Subsidiaries shall perform any Hazardous Materials site assessment or other investigation of environmental conditions related to the Facility Assets, pursuant to any reasonable written request of Lenders (including sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), and share with Lenders the reports and other results thereof, and Lenders shall be entitled to rely on such reports and other results thereof; (a) Borrower and its Subsidiaries shall, at their sole cost and expense, comply with all reasonable written requests of Lenders to (i) comply in all material respects with any Environmental Law, (ii) comply with any directive from any Governmental Authority, and (iii) take any other reasonable action necessary or appropriate for protection of human health or the environment; (b) neither Borrower nor any of its Subsidiaries (other than the Excluded Subsidiaries) shall, and will use all commercially reasonable efforts to prevent any tenant or other user of the Facility Assets from doing any act that (i) materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Cherokee Site or the El Dorado Site), (ii) impairs or may impair the value of the Facility Assets, (iii) is contrary to any requirement of any insurer and could reasonably be expected to have a Material Adverse Effect, (iv) constitutes a public or private nuisance, constitutes waste and could reasonably be expected to have a Material Adverse Effect, or (v) violates any covenant, condition, agreement or easement applicable to the properties and could reasonably be expected to have a Material Adverse Effect.

6.14 Further Assurances. Promptly upon request by the Payment Agent, or any Lender through the Payment Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Payment Agent, or any Lender through the Payment Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Borrower’s or any of its Subsidiaries’ (other than the Excluded Subsidiaries’) properties, assets, rights or interests constituting Collateral or Facility Assets to the Liens covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any Subsidiary of any Borrower (other than any Excluded Subsidiary) is or is to be a party, and cause each of Borrowers’ Subsidiaries (other than the Excluded Subsidiaries) to do so.

6.15 Material Contracts. If any Borrower enters into any Material Contract after the Closing Date, ThermaClime shall deliver to the Payment Agent a true, correct and complete copy of such Material Contract (including all exhibits, schedules and annexes thereto) and (a) in the case of any Material Contract that constitutes the replacement of the On-Site Product Supply Agreement dated as of May 31, 1994 between EDCC and Air Liquide America Corporation, as amended, or otherwise provides for the same or similar services, products or rights provided for under such agreement, such Material Contract shall be assignable to the Payment Agent on terms and conditions satisfactory to the Payment Agent, and promptly upon the request of the Payment Agent, ThermaClime shall deliver to the Payment Agent an Assignment and Consent executed by all parties to such replacement or same or similar Material Contract, or (b) in the case of any other Material Contract, including any Material Contract that constitutes the replacement of any Assigned Agreement other than the agreement referred to in clause (a) above, the Borrowers shall use commercially reasonably efforts to ensure that (i) such Material Contract is freely assignable to the Collateral Agent on terms and conditions satisfactory to the Payment Agent, and (ii) promptly upon the request of the Payment Agent, an Assignment and Consent executed by all parties to such other Material Contract is delivered to Payment Agent.

6.16 Copies of Certain Amendments. Promptly deliver to Payment Agent copies of all amendments or modifications to the Revolving Credit Documents, any material loan agreements involving Indebtedness in excess of $5,000,000, or other Material Contracts to which any Borrower is a party.

6.17 Incorporation of Future Financial/Negative Covenants. If the Borrowers shall at any time after the Closing Date amend, refinance, renew, replace, extend or otherwise modify the Revolving Credit Agreement, in the form and as in effect on the Closing Date, in a manner that requires the Borrowers to comply with any Financial/Negative Covenant (other than Sections 7.10, 7.19 and 7.20(a)(i) of the Revolving Credit Agreement as in effect on the Closing Date) that either is not at such time included in this Agreement or, if such Financial/Negative Covenant shall already be included in this Agreement, is more restrictive upon the Borrowers and their Subsidiaries (other than the Excluded Subsidiaries) than such existing Financial/Negative Covenant, each such Financial/Negative Covenant and each event of default, definition and other provision relating to such Financial/Negative Covenant in the Revolving Credit Agreement (other than the excluded Sections listed above) shall be deemed to be incorporated by reference in this Agreement, mutatis mutandis, as if then set forth herein in full. Promptly and in any event within five Business Days after any such incorporation by reference shall have first occurred with respect to each such Financial/Negative Covenant and without limiting the immediate effectiveness of such incorporation by reference, ThermaClime will furnish to the Payment Agent and each Lender a copy of such amendment or modification, certified to be true and correct by a Responsible Officer of the Company; and within 20 Business Days after such incorporation by reference the Loan Parties will execute and deliver to the Payment Agent an instrument, in form and substance reasonably satisfactory to the Required Lenders and the Loan Parties, modifying this Agreement by adding or modifying, as the case may be, the full text of such Financial/Negative Covenant and the related events of default, definitions and other provisions. The incorporation of any such Financial/Negative Covenant and other provisions into this Agreement as aforesaid in respect of the Revolving Credit Agreement shall automatically (without any action being taken by any Loan Party, any Agent or any Lender) take effect simultaneously with the effectiveness of the amendment refinancing, renewal, replacement, extension or other modification to the Revolving Credit Agreement.

6.18 Material Contracts. ThermaClime shall promptly notify the Payment Agent of any additional Material Contracts that arise and are used in or necessary to the conduct of the Facility Business after the Closing Date and the Borrowers shall execute and deliver any security documents necessary or appropriate to the creation of a Lien in favor of the Collateral Agent with respect to such additional Material Contracts as required under Section 6.15.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Borrower shall, nor shall it permit any Subsidiary (other than Excluded Subsidiaries) to, directly or indirectly, and solely in the case of Section 7.04, Parent shall not:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist (without prompt action to cause the release thereof) under the Uniform Commercial Code of any jurisdiction a financing statement (excluding precautionary UCC financing statement filings regarding assets, other than Collateral, relating to (i) operating leases entered into by any Borrower or any of its Subsidiaries provided such operating leases are not prohibited under the Loan Documents, (ii) consigned products or merchandise, or (iii) inventory or other goods owned by third parties and stored on the premises of any Borrower or any of its Subsidiaries), that names any Borrower or any of its Subsidiaries (other than the Excluded Subsidiaries) as debtor, other than the following:

(a) Permitted Encumbrances;

(b) Liens existing on the date hereof and listed on Schedule 7.01(b) and any refinancings, renewals or extensions thereof with respect to Liens relating to Indebtedness permitted pursuant to Section 7.02(c)(i), provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e), (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e) and (iv) no such Lien shall encumber any of the Collateral;

(c) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; provided that no such Liens encumber any of the Collateral;

(d) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, payment and performance bonds and other obligations of a like nature incurred in the ordinary course of business; provided that no such Liens encumber any of the Collateral;

(e) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); provided that no such Liens encumber any of the Collateral;

(f) Liens securing Indebtedness permitted under Section 7.02(c)(ii) and Liens securing refinancings, renewals and extensions thereof permitted pursuant to Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) no such Liens encumber any of the Collateral except as specifically permitted in the final paragraph of this Section 7.01; and

(g) Liens in favor of the Revolving Agent granted pursuant to the Revolving Credit Documents; provided that no such Liens encumber any of the Collateral.

Following the Closing Date, Borrowers may finance certain additional personal property to be located on either the Cherokee Site or the El Dorado Site by means of a Capitalized Lease or other financing arrangement otherwise permitted under this Agreement. Upon request by ThermaClime, Payment Agent shall, at ThermaClime’s sole cost and expense, execute such documents as are reasonably necessary to release such additional personal property from the Liens granted to Collateral Agent hereunder; provided that ThermaClime certifies to Payment Agent in writing that such additional personal property (i) is solely compromised of movable personal property, (ii) is not connected to any portion of the Collateral, unless such personal property is fully severable and can be disconnected from the Collateral to which it is connected without damage or modification to such Collateral and without the occurrence of material cost or expense, (iii) is not in replacement or substitution of any Collateral, and (iv) if removed, shall not adversely affect the use of the Facility Assets, the value of the Collateral or the operation of the Facility Business. Upon repayment of such Capitalized Lease or financing arrangement, ThermaClime shall cause each applicable Borrower which has any interest in any such personal property to execute and cause to be filed and recorded, at its sole cost and expense, all documents requested by Payment Agent necessary to perfect Collateral Agent’s Lien with respect to such personal property.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrowers outstanding at any time under the Revolving Credit Documents together with Indebtedness owed to underlying issuers with respect to underlying letters of credit issued at the request of a lender under the Revolving Credit Agreement and as permitted under the portions of the Revolving Credit Agreement relating to underlying letters of credit, and under any amendments, refinancings, renewals, replacements, extensions or other modifications to the Revolving Credit Agreement; provided that (i) the aggregate amount of Indebtedness thereunder, including all Indebtedness owed to any underlying issuer, shall not exceed $70,000,000 in the aggregate and (ii) Borrowers shall comply with the requirements of Section 6.17 in connection with any such amendment, refinancing, renewal, replacement, extension or other modification;

(b) Indebtedness under the Loan Documents;

(c) Indebtedness (i) outstanding on the date hereof and listed on Part A of Schedule 7.02 or (ii) constituting Capitalized Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(f) and incurred after the Closing Date, provided that the aggregate amount of all such Indebtedness under this clause (ii) at any one time outstanding shall not exceed $7,500,000;

(d) Indebtedness owing by (i) any Borrower to any Guarantor or any other Borrower and (ii) any Guarantor to any Borrower or any other Guarantor other than Parent, provided that all such Indebtedness is subject to the Intercompany Loan Subordination Agreement;

(e) refinancings, renewals, replacements or extensions of Indebtedness permitted under Section 7.02(c) (and continuance or renewal of any Liens associated therewith if permitted under Section 7.01(b) or 7.01(f)) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in the Payment Agent’s judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers’ creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, except for increases in the principal amount of such Indebtedness not exceeding the principal amount of such Indebtedness outstanding on the Closing Date, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Agents and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(f) other subordinated Indebtedness the terms and conditions of which, including provisions subordinating such Indebtedness to the Obligations, as satisfactory to the Lenders;

(g) Indebtedness owing by any Borrower or any Subsidiary of any Borrower to any Subsidiary of Parent that is not also a Subsidiary of ThermaClime, provided that the aggregate principal amount of such Indebtedness shall not exceed $500,000 at any time;

(h) Guarantees (i) by endorsement of instruments or items of payment for deposit to the account of the Borrowers or Guarantors (other than Parent), (ii) relating to Indebtedness otherwise permitted under this Section 7.02 and the guarantees set forth on Part B of Schedule 7.02, and (iii) of performance, surety or appeal bonds of any Borrower or Guarantor;

(i) Investments permitted under Section 7.03;

(j) Indebtedness owing to EDN or its Subsidiaries resulting from loans from EDN or its Subsidiaries to any Borrower or Guarantor permitted pursuant to Section 7.06(g); and

(k) other unsecured Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrowers and their Subsidiaries in the form of Cash Equivalents;

(b) Investments in negotiable instruments for collection;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments by any Borrower or Guarantor in Loan Parties (other than Parent);

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Investments constituting Guarantees of Indebtedness permitted by Section 7.02(e) or Guarantees otherwise permitted under Section 7.02(h);

(g) Investments set forth on Schedule 7.03;

(h) Investments made by any Borrower or Guarantor (other than Parent) in Parent, provided that the aggregate amount of such Investments do not exceed $2,000,000 at any time outstanding;

(i) Investments in EDN and its Subsidiaries permitted pursuant to Section 7.06(g);

(j) Investments in any newly created Subsidiary by means of purchase or other acquisition of the Equity Interests of such Subsidiary, including by way of a merger, but only if such Subsidiary is a Guarantor pursuant to the requirements of Section 6.12; and

(k) other Investments not exceeding $1,000,000 in the aggregate outstanding at any time.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom, (a) any Borrower (other than ThermaClime, Cherokee or NFC) or any Subsidiary of any Borrower may merge with and into any Borrower, (b) Parent may merge with any entity (other than a Borrower) if Parent is the surviving entity of such merger, (c) any Borrower or any Subsidiary of any Borrower may sell, transfer, lease or otherwise dispose of its assets (other than any Collateral, except in the case of the Intercompany Leases) to any Borrower, and (d) the Existing Permitted Leases and Use Rights shall be permitted hereunder.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, damaged, replaced or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) the use or transfer of money and Cash Equivalents by the Borrowers and their Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the Revolving Credit Documents;

(d) Dispositions by the Borrowers and their Subsidiaries of accounts, provided that (i) the consideration payable in connection with the sale or disposition of such accounts shall be in cash and shall equal no less than 100% of the aggregate original invoice amount of such accounts, or (ii) in the case of any accounts that are subject to Liens in favor of the Revolving Agent under the Revolving Credit Documents, such accounts are disposed of in compliance with the requirements set forth in the Revolving Credit Agreement;

(e) Dispositions permitted by Section 7.04;

(f) Dispositions by the Borrowers of obsolete, damaged or worn out equipment constituting Collateral (i) that is promptly (or in the case of damaged equipment in connection with an event of loss, within 180 days) replaced with equipment of similar manufacture having value, remaining useful life and utility at least equal to, and being in at least as good an operating and maintenance condition as, the equipment being replaced, or (ii) that is not replaced in accordance with clause (i) above, in an aggregate amount not to exceed $2,000,000 during the term of this Agreement; provided that (A) within 180 Business Days, the proceeds of any such Disposition that is not reinvested in replacement equipment pursuant to clause (i) above shall be paid to the Payment Agent as a prepayment of the outstanding principal amount of the Term Loans, and (B) concurrently with such prepayment, ThermaClime shall deliver to the Payment Agent a certificate describing the Disposed of equipment and certifying that such equipment was obsolete, damaged or worn out and that the failure to replace such equipment could not be reasonably expected to have a Material Adverse Effect. Upon receipt by the Payment Agent of (x) either evidence of replacement of equipment pursuant to clause (i) above or the proceeds of a Disposal of equipment pursuant to clause (ii) above and (y) to the extent necessary or appropriate to create a Lien in favor of the Collateral Agent on any replacement equipment, duly executed security documents, the Payment Agent will take such steps as are necessary to promptly release the Collateral Agent’s Lien on the equipment so Disposed of; and

(g) Dispositions permitted under Section 7.4(a) of the Revolving Credit Agreement (as in effect on the date hereof), provided that the proceeds of any such Disposition are applied in accordance with the requirements of Section 7.4(a) of the Revolving Credit Agreement (as in effect on the date hereof);

(h) nonexclusive licenses of IP Rights in the ordinary course of business;

(i) Intercompany Leases; and

(j) Existing Permitted Leases and Use Rights.

Notwithstanding anything to the contrary contained in this Section 7.05, Borrowers shall not (and shall not permit any of their Subsidiaries to) make or suffer to exist any Disposition of Collateral except to the extent permitted by Sections 7.05(f), (i) or (j) above.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no distribution is made of any Collateral:

(a) any Borrower may make Restricted Payments to another Borrower or issue Equity Interests to another Borrower or to Parent if no Change of Control would result therefrom;

(b) ThermaClime may make distributions and pay dividends to Parent in repayment of the costs and expenses incurred by Parent that are directly allocable to the Borrowers for Parent’s provision of the Services (as defined in the Services Agreement) on behalf of the Borrowers pursuant to the Services Agreement;

(c) each Borrower may make distributions and pay dividends to any Guarantor (other than Parent), and each Guarantor may make distributions and pay dividends to any Borrower or Guarantor (other than Parent);

(d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (i) ThermaClime may make distributions and pay dividends to Parent in respect of the management fees payable by ThermaClime to Parent in accordance with the Management Agreement, provided that the aggregate amount of all such payments made by ThermaClime pursuant to this clause (d)(i) shall not exceed $2,500,000 during any fiscal year of ThermaClime or the maximum management fees payable to Parent each calendar quarter under the Management Agreement, and (ii) ThermaClime may make distributions and pay dividends to Parent in an aggregate amount not to exceed, during each fiscal year, the sum of (A) 50% of the actual consolidated net income of the Borrowers for such fiscal year determined in accordance with GAAP, plus (B) the amounts paid to Parent during such fiscal year in accordance with Section 7.06(e);

(e) so long as a Secured Party has not exercised any of its rights or remedies following an Event of Default, ThermaClime may make distributions and pay dividends to Parent in an aggregate amount not to exceed, during each fiscal year, the consolidated income tax liability of the Borrowers for such fiscal year calculated as if each the Borrowers was a separate consolidated taxpayer;

(f) each Borrower may make distributions and pay dividends to any Subsidiary of Parent that is not also a Subsidiary of ThermaClime or that is a Subsidiary of ThermaClime but is not a Borrower or a Guarantor, provided that the aggregate amount of such distributions and dividends shall not exceed $100,000 during each fiscal year; and

(g) each Borrower and Guarantor may repay loans, make advances, distributions, and pay dividends to EDN and its Subsidiaries, provided that (i) no Default or Event of Default has occurred and is continuing or would result from the making of such distributions or dividends, and (ii) the aggregate amount of such repayments, advances, distributions and dividends does not exceed $5,000,000 during any week, and (iii) the aggregate amount of such loans repaid and advances, distributions and dividends paid to EDN and its Subsidiaries by the Borrowers and Guarantors (other than the Parent) shall not exceed the aggregate amount of advances, distributions and dividends paid by EDN and its Subsidiaries to the Borrowers and Guarantors (other than the Parent) at any time.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Except for agreements set forth on Schedule 7.08, enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions among any Borrower and any other Loan Party.

7.09 Restrictive Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary (other than any Excluded Subsidiary) of a Borrower to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property owned by such Subsidiary to or invest in any Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Subsidiary (other than any Excluded Subsidiary) becomes a Subsidiary of any Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of a Borrower, (ii) of any Subsidiary (other than any Excluded Subsidiary) to Guarantee the Indebtedness of any Borrower other than as prohibited under the Revolving Credit Agreement but in no event shall such prohibition in the Revolving Credit Agreement at any time be greater in scope or more restrictive than the prohibition as set forth in the Revolving Credit Agreement as of Closing Date or (iii) of any Borrower or any Subsidiary (other than any Excluded Subsidiary) to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that clauses (a)(i) and (a)(iii) above shall shall not prohibit (x) any negative pledge or restriction on Restricted Payments or transfer of property provided for in the Revolving Credit Agreement but in no event shall such negative pledge or restriction in the Revolving Credit Agreement at any time be greater in scope or more restrictive than the negative pledge or such restriction as set forth in the Revolving Credit Agreement as of Closing Date, or (y) any negative pledge or restriction with respect to the transfer of property in favor of any holder of Indebtedness permitted under Sections 7.02(c) or 7.02(e) solely to the extent any such negative pledge or restriction on transfer relates to the property financed by or which is the subject of the Indebtedness permitted under Section 7.02(c) or 7.02(e) and agreements evidencing such Indebtedness do not otherwise limit the making of Restricted Payments, and, provided further, that the prohibition on restrictions on transfers of assets as set forth in clause (a)(i) above shall not apply to customary restrictions contained in an agreement for the sale of property to the extent such sale is permitted by this Agreement and such restriction relates solely to the asset being sold; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of ThermaClime set forth below to be greater than 4.50 to 1.00.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of ThermaClime to be less than 1.10 to 1.00.

7.12 Amendments of Organization Documents. Amend any of its Organization Documents if such amendment would have the effect of changing the name, place of organization or type of organization of any Loan Party; provided, however, that any Borrower or its Subsidiaries may change its name or add any new fictitious name if the Borrowers provide the Payment Agent and the Collateral Agent with at least 30 days’ prior written notice of such change and at such time the Borrowers promptly provide to the Collateral Agent any financing statements, fixture filings or other Collateral Documents as requested by the Payment Agent necessary or appropriate for the continued perfection of the Collateral Agent’s Liens on the Collateral.

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Term Loans in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Section 7.02, (c) refinancings and refundings of Indebtedness set forth in Section 7.02(c) in compliance with Section 7.02(e), and (d) refinancings and replacements of the Revolving Credit Agreement to the extent permitted pursuant to Sections 7.02(a) and 6.17 and payments to reduce Indebtedness under the Revolving Credit Agreement which are not accompanied by or give rise to a reduction in the aggregate outstanding commitments under the Revolving Credit Agreement.

7.15 Amendment, Etc. of Indebtedness and Certain Agreements. Amend, modify or change in any manner any term or condition of (a) any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(e), or (b) the Existing Permitted Leases and Use Rights, the Intercompany Leases, the Management Agreement, the Services Agreement or the Tax Sharing Agreement, without the prior written consent of the Payment Agent, excluding amendments and modifications to an agreement listed in this clause (b) to effect extensions or renewals thereof that do not otherwise affect the terms and conditions thereof and, in the case of the Existing Permitted Leases and Use Rights, the Intercompany Leases and the Management Agreement, affect the subordination thereof to the Obligations as provided for in the Intercompany Lease Subordination Agreement, the Management Agreement, and subordinations to be delivered with respect to the Existing Permitted Leases and Use Rights pursuant to Section 4.01.

7.16 Performance of This Agreement. No payments required or permitted under the terms of this Agreement will be paid by any Loan Party or made to any Agent or any Lender in either Alabama or Arkansas.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Term Loan, or (ii) pay within three days after the same becomes due, any interest on any Term Loan or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Parent or any Borrower fails to perform or observe any term, covenant or agreement applicable to it contained in any of Section 6.03, 6.05(a), 6.10, 6.11, 6.14 or Article VII, (ii) Parent fails to perform or observe any term, covenant or agreement contained in Section 10.05 or 10.07, (iii) any Borrower fails to perform or observe any term, covenant or agreement contained in Sections 4.2, 4.3 (other than Section 4.3(a)), or 4.4 of the Security Agreement but in each case after giving affect to any cure or grace periods set forth in such sections of the Security Agreement, or Section 2.01(g) of the respective Mortgages to which it is a party; or (iv) Parent or any Borrower fails to perform or observe any term, covenant or agreement applicable to it contained in any of Section 6.01, 6.02, 6.05(b), 6.05(c), or 6.12 or Section 4.3(a) of the Security Agreement and such failure continues for 10 days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or materially misleading when made; or

(e) Cross-Default. (i) Parent, any Borrower or any Subsidiary of any Borrower (other than any Excluded Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Indebtedness arising under the Revolving Credit Documents or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform or otherwise defaults under or breaches any other agreement or condition in any Revolving Credit Document or relating to any other such Indebtedness or Guarantee described above or contained in any instrument or agreement evidencing, securing or relating thereto, if the effect of such failure, default or breach as described in clauses (i)(A) or clause (i)(B) above is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of any required notice or the expiration of any applicable grace or cure period, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (other than required prepayments of less than all of the Indebtedness set forth in the documents related thereto), or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Parent, any Borrower or any Subsidiary of any Borrower (other than an Excluded Subsidiary) is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Parent, any Borrower or any Subsidiary of any Borrower (other than an Excluded Subsidiary) is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Parent, such Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days after the institution of such proceeding, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any of Parent, any Borrower or any Subsidiary of any Borrower (other than any Excluded Subsidiary) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $1,500,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (subject only to ThermaClime’s right to cure a failure by Collateral Agent to file a continuation statement as set forth in Section 8.01(l) below); or any Loan Party or any Affiliate of any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; provided that, if such failure to create a perfected first priority Lien arises solely as a result of the failure by the Collateral Agent following the Closing Date to file a UCC-3 continuation statement, then to the extent that ThermaClime fails within five (5) days after request in writing by any Agent or any Lender, to file such UCC-3 continuation statement or such other filings as requested in writing by Collateral Agent or any such Lender to maintain or restore such perfected first priority Lien; or

(m) Subordination. Any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any provision of the Intercompany Loan Subordination Agreement (the “Subordination Provisions”), (B) that the Subordination Provisions exist for the benefit of the Agents and the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, either the Payment Agent with respect to clauses (a) and (b) below or the Collateral Agent with respect to clause (c) below, shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c) exercise on behalf of itself, the Lenders all rights and remedies available to it or the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of any Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Payment Agent or in the case of proceeds received by the Collateral Agent, the Collateral Agent, in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after Indefeasible Payment and Performance of All Obligations, to the Borrowers or as otherwise required by Law.

ARTICLE IX.

THE AGENTS

9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints BALCAP to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto; provided that in no event shall the Administrative Agent have any powers or be required to take any actions other than those set forth in Section 11.01. Each of the Lenders hereby irrevocably appoints BALCAP to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, including, without limitation, acting as Collateral Agent to the Lenders for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such actions, discretion and powers as are reasonably incidental thereto provided, however, in no event shall the Collateral Agent have any obligations under the Loan Documents to take any actions other than those described in or otherwise specifically delegated to the Collateral Agent under the Loan Documents. Each of the Lenders hereby irrevocably appoints Bank of Utah to act on its behalf as Payment Agent hereunder and under the other Loan Documents and authorizes the Payment Agent to take such actions on its behalf and to exercise such powers as are delegated to the Payment Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Persons serving as the Agents hereunder each shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Agents hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. None of the Agents shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, none of the Agents:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents, all of which such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that none of the Agents shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

None of the Agents shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01) or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower or a Lender. None of the Agents shall be liable for any action taken or not taken by the other Agents or any co-agents, sub-agents and attorneys-in-fact appointed by the other Agents.

None of the Agents shall be responsible for or have any duty to ascertain or inquire (or in the case of clause (iv) cause or maintain except as specifically directed to do so by the Lenders) into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

9.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent, Collateral Agent or Payment Agent, as applicable.

9.06 Resignation of Agents. Each Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent, Collateral Agent or Payment Agent hereunder, as applicable, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent, Collateral Agent or Payment Agent, as applicable.

9.07 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents 2.05 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender (and the Administrative Agent, as applicable) to make such payments to the Payment Agent and, if the Payment Agent shall consent to the making of such payments directly to the Lenders, to pay to the Payment Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.05 and 11.04.

Nothing contained herein shall be deemed to authorize the Payment Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Payment Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b) to release any Guarantor from its obligations under a Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by the final paragraph of Section 7.01.

Upon request by the Collateral Agent or the Payment Agent, as applicable, at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or for the Payment Agent to release any Guarantor from its obligations under a Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Collateral Agent or the Payment Agent, as applicable, will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X.

CONTINUING GUARANTY

10.01 Guaranty. Parent hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations (in each case, after all applicable grace periods, if any, provided for in the Loan Documents), whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Payment Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Parent, and conclusive for the purpose of establishing the amount of the Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Parent under this Guaranty (other than Indefeasible Payment and Performance of All Obligations), and Parent hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than Indefeasible Payment and Performance of All Obligations).

10.02 Rights of Lenders. Parent consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Collateral Agent and the Lenders in their sole discretion may determine in accordance with the provisions of the Loan Documents; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Parent consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Parent under this Guaranty or which, but for this provision, might operate as a discharge of Parent.

10.03 Certain Waivers. Parent waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of any Borrower, other than Indefeasible Payment and Performance of All Obligations; (b) any defense based on any claim that Parent’s obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting Parent’s liability hereunder; (d) any right to proceed against any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever until such time as Indefeasible Payment and Performance of All Obligations; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party until such time as Indefeasible Payment and Performance of All Obligations; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (other than Indefeasible Payment and Performance of All Obligations). Parent expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04 Obligations Independent. The obligations of Parent hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Parent to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

10.05 Subrogation. Parent shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full. If any amounts are paid to Parent in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until Indefeasible Payment and Performance of All Obligations has occurred. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or Parent is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, assignee, receiver or any other party, in connection with any case or proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Parent under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. Parent hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to Parent, whether now existing or hereafter arising, relating to any obligation of the Borrowers to Parent as subrogee of the Secured Parties or resulting from Parent’s performance under this Guaranty, to the Indefeasible Payment and Performance of All Obligations. If the Secured Parties so request, any such obligation or indebtedness of any Borrower to Parent shall be enforced and performance received by Parent as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Parent under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case or proceeding commenced by or against Parent or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Parent immediately upon demand by the Secured Parties.

10.09 Condition of Borrowers. Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as Parent requires, and that none of the Secured Parties has any duty, and Parent is not relying on the Secured Parties at any time, to disclose to Parent any information relating to the business, operations or financial condition of any Borrower or any other guarantor (Parent waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Agents, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), without the written consent of each Lender;

(b) extend or increase the Term Commitment of any Lender (or reinstate any Term Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h) release all or substantially all of the value of a Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from a Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Payment Agent acting alone); or

(i) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the affected Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document; and (ii) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Parent, any Borrower or any Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in Schedule 1.01(d) hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites), provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the each Agent that it is incapable of receiving notices under such Article by electronic communication. Each Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Payment Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to Parent, any Borrower, any Lender, the other Agent or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or any Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Parent, any Borrower, any Lender, the other Agent or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Parent, each Borrower and each Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers and the Payment Agent. In addition, each Lender agrees to notify the Payment Agent from time to time to ensure that the Payment Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agents and Lenders.The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with each Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for each Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by any Agent or any Lender (including the fees, charges and disbursements of any counsel for any Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify each Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses (including, without limitation, Environmental Losses), claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of any Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, under, from or about any property owned or operated by any Borrower or any of their respective Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, Applicable Law or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The foregoing indemnity shall in no manner be construed to limit or adversely affect any of Indemnitee’s other rights under this Agreement, including Indemnitee’s rights to approve any remedial work or the contractors and consulting engineers retained in connection therewith.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.08(c).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Payment Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Payment Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Payment Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it under the Term Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Collateral Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless the Collateral Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of ThermaClime (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Eligible Assignee (as defined in clause (a) of such definition) that as of the date of the proposed assignment or sale would not be subject to capital adequacy or similar requirements under Section 3.04(b) or increased costs under Section 3.04(a); and

(B) the consent of the Payment Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan to a Person that is not an Eligible Assignee (as defined in clause (a) of such definition).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Payment Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Payment Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Payment Agent an Administrative Questionnaire.

(v) No Assignment to Parent or Borrowers. No such assignment shall be made to Parent, any Borrower or any of their respective Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Payment Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Payment Agent, acting solely for this purpose as an Agent of the Borrowers, shall maintain at the Payment Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Payment Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agents, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.09 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with ThermaClime’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07 Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of any Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrowers and the Payment Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and when the Payment Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Term Loan, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Payment Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Payment Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE

PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and Parent acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arranger are arm’s-length commercial transactions between the Borrowers, Parent and their respective Affiliates, on the one hand, and the Agents and the Arranger, on the other hand, (B) each of the Borrowers and Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers and Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, Parent or any of their respective Affiliates, or any other Person and (B) none of the Agents nor the Arranger has any obligation to any Borrower, Parent or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Parent and their respective Affiliates, and none of the Agents nor the Arranger has any obligation to disclose any of such interests to any Borrower, Parent or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and Parent hereby waives and releases any claims that it may have against the Agents and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Joint and Several Liability.

(a) Each Borrower has determined that it is in its best interest and in pursuance of its legitimate business purposes to induce the Lenders to extend credit to the Borrowers pursuant to this Agreement. Each Borrower acknowledges and represents that its business is integrally related to the business of the other Borrowers, that the availability of the Term Loans to any of the Borrowers benefits each of the Borrowers individually and that the Term Loans made will be for and inure to the benefit of each of the Borrowers, individually and as a group. Accordingly, the Borrowers shall be jointly and severally liable for the Obligations. Additionally, the Borrowers shall be jointly and severally liable (as a principal and not as a surety, guarantor or other accommodation party) for each and every representation, warranty, covenant and obligation made by or to be performed by the Borrowers or any Borrower under this Agreement, the Term Notes and the other Loan Documents, and each Borrower acknowledges that, in extending the credit provided herein, the Agents and the Lenders are relying upon the fact that the obligations of each Borrower hereunder are the joint and several obligations of a principal.

(b) To the maximum extent permitted by law, until such time as Indefeasible Payment and Performance of All Obligations has occurred each Borrower hereby waives any claim, right or remedy which such Borrower now has or hereafter acquires against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of any Agent or any Lender against any

Borrower or any Collateral which any Agent or any Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law. In addition, until such time as Indefeasible Payment and Performance of All Obligations has occurred each Borrower hereby waives any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations and each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrowers.

11.18 Certain Consents and Additional Waivers.

(a) The Agents and the Lenders may, at any time and from time to time (after the expiration of any applicable grace or cure periods expressly provided for in the Loan Documents), without the consent of or notice to any Loan Party, except such notice as may be required by applicable statute and which cannot be waived, without incurring responsibility to any Loan Party, and without impairing or releasing the obligations of any Loan Party in whole or in part, (i) exercise or refrain from exercising any rights against any Loan Party, (ii) to the extent permitted pursuant to the terms of the Loan Documents sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property pledged or mortgaged to secure or in any manner securing the Obligations, (iii) take and hold any additional security for any or all of the Obligations, (iv) apply any sums by whomsoever paid or howsoever realized to any Obligations of any Loan Party to the Agents or the Lenders regardless of what Obligations remain unpaid.

(b) Unless otherwise expressly provided herein, each Loan Party hereby waives, to the maximum extent permitted under applicable law, any and all benefits and defenses under any statute, regulation, judicial decision or other law which purports to exonerate or reduce the liability of any other Loan Party as a result of any disability or absence of liability of such other Loan Party or any defense to liability or enforcement which any other Loan Party may have and agrees that, by so doing, such Loan Party’s obligations hereunder shall continue even if the other Loan Parties have no liability at the time of execution of this Agreement or thereafter ceased or cease to be liable. Each Loan Party also waives, to the maximum extent permitted under applicable law, any and all benefits and defenses under any statute, regulation, judicial decision or other law which purports to limit the liability of any other Loan Party to that of such other Loan Party or to reduce the liability of any other Loan Party in proportion to any reduction in the liability of such other Loan Party and agrees that, by so doing, such Loan Party’s obligations hereunder may be more burdensome than that of the other Loan Parties.

(c) No invalidity, irregularity or unenforceability of the Obligations of a Loan Party under the Loan Documents shall affect, impair or be a defense to the Obligations of the other Loan Parties. Unless otherwise expressly provided herein, each Loan Party waives any defense arising by reason of any disability or other defense of the other Loan Parties or by reason of the cessation from any cause whatsoever of the liability of the other Loan Parties or by reason of any act or omission of any Agent or any Lender or others which directly or indirectly results in or aids the discharge or release of the other Loan Parties or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Loan Party without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Loan Parties or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by any Agent or any Lender of, and no omission of any Agent or any Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of any Agent or any Lender against any Loan Party or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the Loan Parties or give to the Loan Parties any right of recourse against any Agent or any Lender. Each Loan Party specifically agrees that the failure of any Agent or any Lender: (i) to perfect any lien on or security interest in any property heretofore or hereafter given by any Loan Party to secure payment of the Obligations, or to record or file any document relating thereto or (ii) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding under any Debtor Relief Laws) of any Loan Party shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Loan Party hereunder.

(d) Each Loan Party, to the maximum extent permitted under applicable law, hereby waives any right, whether arising under any statute, regulation, judicial decision or otherwise, to require any Agent or any Lender to (i) proceed against any other Loan Party, (ii) proceed against or exhaust any security received from any other Loan Party, or (iii) pursue any other right or remedy in any Agent’s or the Lenders’ power whatsoever. Without limiting the generality of the foregoing, each Loan Party, to the maximum extent permitted under applicable law, waives any and all marshaling rights or similar rights which may be available at law or in equity. A separate action or actions may be brought and prosecuted against any Loan Party whether or not action is brought against the other Loan Parties and whether the other Loan Parties are joined in any such action or actions; and each Loan Party waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

(e) Unless otherwise expressly provided herein, each Loan Party further waives, to the maximum extent permitted under applicable law: (i) any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, contribution or other right or remedy of such Loan Party against any other Loan Party or any security, whether resulting from an election by the Agents and the Lenders to foreclose upon security by judicial or nonjudicial sale or otherwise; (ii) any setoff or counterclaim of such Loan Party or any defense of any kind (including defenses resulting from any disability) or the cessation or stay of enforcement from any cause whatsoever of the liability of such Loan Party (including without limitation the lack of validity or enforceability of any Loan Document); (iii) any right to exoneration, in whole or in part, of which would otherwise be applicable; and (iv) all valuation, appraisal, extension or redemption laws now or hereafter in effect. Unless otherwise expressly provided herein, each Loan Party agrees that, to the maximum extent permitted under applicable law, its Obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of a guarantor or surety.

(f) Each Loan Party acknowledges that it has the ability, and hereby assumes the obligation and responsibility, to keep informed of the financial condition of the other Loan Parties and of other matters or circumstances affecting the ability of the other Loan Parties to pay or perform its obligations hereunder or the risk of nonpayment and nonperformance. Each Loan Party hereby waives, to the maximum extent permitted under applicable law, any obligation on the part of any Agent or any Lender to inform such Loan Party of the financial condition, or any changes in financial condition, of the other Loan Parties or of any other matter or circumstance which might affect the ability of any of the other Loan Parties to pay or perform under this Agreement or any other Loan Document, or the risk of nonpayment or nonperformance.

11.19 Limitations on Borrowers’ Liability; Borrowers Rights to Subrogation and Reimbursement. (a) In any action or proceeding arising under or related to any Debtor Relief Laws if the obligations of any Borrower under the Loan Documents would otherwise be held or determined to be avoidable, invalid or unenforceable as a fraudulent transfer or otherwise as a result or on account of the amount of its liability under the Loan Documents, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Borrower or any other Person, including any third party acting on behalf of such Borrower, be automatically limited and reduced to the highest amount which is valid and enforceable.

(a) In the event that any Collateral owned by a Borrower (the “Affected Borrower”) or the value thereof, is transferred or paid to the Lenders or an Agent in satisfaction of or is deemed to satisfy the obligations of another Borrower (the “Affiliate Obligations”), such Affected Borrower shall be subrogated to the Lender’s rights against the Parent as guarantor under this Agreement with respect to such Affiliate Obligations, and shall have a right to reimbursement from Parent with respect to such Affiliate Obligations; provided that such right of subrogation and right to reimbursement shall be subordinated in all respects to the right of the Secured Parties under the guaranty at Article X including but not limited to the right to payment in full of all amounts payable thereunder.

11.20 Appointment of ThermaClime as Agent. Each other Borrower hereby irrevocably appoints ThermaClime as its agent and attorney-in-fact for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Term Loans made by the Lenders, to any such Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by ThermaClime, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to ThermaClime in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower. It is understood that the handling of certain loan accounts and the Collateral of the Borrowers in a combined fashion is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that none of the Lenders shall incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of such loan accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each Lender and hold each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against any Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of any loan account and any Collateral of the Borrowers as herein provided, (b) any Lender relying on any instructions of ThermaClime, or (c) any other action taken by any Lender hereunder or under the other Loan Documents, except that the Borrowers will have no liability to the relevant indemnified Person under this Section 11.20 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such indemnified Person.

11.21 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify each Loan Party in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

THERMACLIME, INC., an Oklahoma corporation

By:
Name:
Title:

CHEROKEE NITROGEN HOLDINGS, INC., an Oklahoma corporation

By:
Name:
Title:

NORTHWEST FINANCIAL CORPORATION, an Oklahoma corporation

By:
Name:
Title:

CHEMEX I CORP., an Oklahoma corporation

By:
Name:
Title:

CHEMEX II CORP., an Oklahoma corporation

By:
Name:
Title:

CHEROKEE NITROGEN COMPANY, an Oklahoma corporation

By:
Name:
Title:

CLIMACOOL CORP., an Oklahoma corporation

By:
Name:
Title:

CLIMATECRAFT, INC., an Oklahoma corporation

By:
Name:
Title:

CLIMATE MASTER, INC., a Delaware corporation

By:
Name:
Title:

DSN CORPORATION, an Oklahoma corporation

By:
Name:
Title:

EL DORADO CHEMICAL COMPANY, an Oklahoma corporation

By:
Name:
Title:

INTERNATIONAL ENVIRONMENTAL CORPORATION, an Oklahoma corporation

By:
Name:
Title:

KOAX CORP., an Oklahoma corporation

By:
Name:
Title:

LSB CHEMICAL CORP., an Oklahoma corporation

By:
Name:
Title:

THE CLIMATE CONTROL GROUP, INC., an Oklahoma corporation

By:
Name:
Title:

TRISON CONSTRUCTION, INC., an Oklahoma corporation

By:
Name:
Title:

THERMACLIME TECHNOLOGIES, INC., an Oklahoma corporation

By:
Name:
Title:

XPEDIAIR, INC., an Oklahoma corporation

By:
Name:
Title:

PARENT:

LSB INDUSTRIES, INC., a Delaware corporation

By:
Name:
Title:

BANC OF AMERICA LEASING & CAPITAL, LLC, not in its individual capacity but solely as Collateral Agent

By:
Name:
Title:

BANC OF AMERICA LEASING & CAPITAL, LLC, not in its individual capacity but solely as Administrative Agent

By:
Name:
Title:

BANK OF UTAH, not in its individual capacity but solely as Payment Agent

By:
Name:
Title:

BANC OF AMERICA LEASING & CAPITAL LLC, as a Lender

By:
Name:
Title:

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as a Lender

By:
Name:
Title:

ARVEST BANK, as a Lender

By:
Name:
Title:

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TABLE OF CONTENTS

Page
SCHEDULES

1.01(a)	Cherokee Site
1.01(b)	El Dorado Site
1.01(c)	Facility Assets
1.01(d)	Lenders and Lending Offices
2.01	Commitments and Applicable Percentages
4.01(a)(iii)	Financing Statements
4.01(a)(iv)	Leased Property
5.03	Government Authorizations and Other Consents
5.05	Indebtedness
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries
5.18	IP Rights
5.21	Pipelines
5.22	Material Contracts
5.23	Permits
5.27	Labor Matters
7.01(b)	Existing Liens
7.02	Existing Indebtedness and Guarantees
7.03	Existing Investments
7.05	Facility Leases/Uses
7.08	Affiliate Transactions
7.09	Burdensome Agreements
11.02	Addresses for Notices; Payment Information

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TABLE OF CONTENTS

Page
EXHIBITS

Form of
A	Term Note
B	Compliance Certificate
C	Borrowing Notice
D	Assignment and Assumption
E	Security Agreement
F-1	Cherokee Mortgage
F-2	El Dorado Mortgage
G	Assignment and Consent Agreement
H-1	Intercompany Lease Subordination Agreement
H-2	Intercompany Loan Subordination Agreement
I	Management Agreement Subordination
J-1	Opinion Matters – Counsel to Loan Parties
J-2	Opinion Matters – Local Counsel (Alabama)
J-3	Opinion Matters – Local Counsel (Arkansas)
K	Assignment and Subordination Agreement
L	Inter-Lender Agreement
M	Trademark Security Agreement

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